SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
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(Name of Registrant as Specified In Its Charter)

Goodrich Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2005
Annual Meeting
of Shareholders
and
Proxy Statement

Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
NOTICE TO SHAREHOLDERS
      THE ANNUAL MEETING OF SHAREHOLDERS of Goodrich Corporation, a New York corporation, will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on April 19, 2005, at 10:00 a.m. E.S.T. to:

1. Elect ten Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2. Ratify the appointment of Ernst & Young LLP as independent auditors for the year 2005.

3. Approve an amendment and restatement of the 2001 Stock Option Plan.

4. Approve an amendment and restatement of the Senior Executive Management Incentive Plan.

5. Transact such other business as may properly come before the meeting.
      Information with respect to these matters is contained in the Proxy Statement attached to this Notice.
      The Board of Directors has fixed February 28, 2005 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.
      A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors from holders of Common Stock. Shareholders may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.
      It is important that every shareholder be represented at the meeting regardless of the number of shares owned. To minimize expense associated with collecting proxies, please execute and return your proxy promptly.

By Order of the Board of Directors

Sally L. Geib
Secretary
Dated March 7, 2005

i

GENERAL INFORMATION
      The accompanying proxy is solicited on behalf of the Board of Directors of Goodrich Corporation. Our 2005 Annual Meeting of Shareholders will be held at our corporate headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina at 10:00 a.m. E.S.T. on April 19, 2005.
      All shareholders of record of our Common Stock at the close of business on February 28, 2005 are entitled to notice of and to vote at the Annual Meeting. There were 120,072,056 shares outstanding and entitled to vote on such date, and each share is entitled to one vote. There are no cumulative voting rights.
      Most shareholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. E.S.T. on April 18, 2005.
      When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card but don’t specify how you want your shares to be voted, they will be voted as our Board of Directors recommends. You can revoke your proxy at any time before it is exercised by written notice to our Secretary, timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or voting by ballot at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.
      Proxies for shares of Common Stock will also represent shares held under our Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the following plans: Goodrich Corporation Employees’ Savings Plan; Goodrich Corporation Employees’ Savings Plan for Wage Employees; and Goodrich Corporation Savings Plan for Rohr Employees. If participants in any such plan also are shareholders of record with the same account information, they will receive a single proxy that will represent all shares. If the account information is different, then the participants will receive separate proxies. We have been advised that voting instructions from plan participants must be received by not later than 5:00 p.m. E.S.T. on April 18, 2005 in order to be included in the final voting instruction tabulation provided to the plan trustees.
      We will pay the expense of soliciting these proxies. In addition to using the mails and the Internet, our officers, Directors and employees may solicit proxies personally, by telephone or by facsimile. We will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies. We have retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist us in soliciting proxies from shareholders, including brokers, custodians, nominees and fiduciaries, and will pay that firm fees estimated at $9,500 for its services, plus the firm’s expenses and disbursements.
      The approximate date on which we will begin mailing this proxy statement and the accompanying proxy to shareholders is March 10, 2005. Our 2004 Annual Report, including financial statements, is being mailed with this proxy statement to each shareholder of record. An additional copy will be furnished to any shareholder upon request.
      This proxy statement and our 2004 Annual Report are available on our Internet site at www.goodrich.com. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by checking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you are a shareholder of record and choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address to access those documents. If your shares are held through a bank, broker or other holder of record, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.
      Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217.
      Unless the context otherwise requires, the terms “we”, “our”, “us”, “Goodrich” and “the Company” as used herein refer to Goodrich Corporation.
VOTE REQUIRED FOR APPROVAL
      The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Withheld votes, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of constituting a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.
      If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Directors, the ratification of the appointment of independent auditors and approval of the amendment and restatement of the Senior Executive Management Incentive Plan, even if the broker does not receive voting instructions from you. Under the New York Stock Exchange rules, your broker may not vote your shares on the proposal relating to the amendment and restatement of the 2001 Stock Option Plan absent instructions from you. Without your voting instructions on this item, a broker non-vote will occur.
      The ten nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Withheld votes and broker “non-votes” are not counted for purposes of the election of Directors.
      Ratification of the appointment of independent auditors and approval of the amendment and restatement of the Senior Executive Management Incentive Plan will each be decided by a majority of the votes cast “for” or “against” the proposal at the Annual Meeting. Abstentions and, if applicable, broker “non-votes” are not counted as votes “for” or “against” these proposals.
      Under New York Stock Exchange rules, approval of the amendment and restatement of the 2001 Stock Option Plan will be decided by a majority of the votes cast “for” or “against” the proposal at the Annual Meeting, so long as the votes cast represent more than 50% of the shares of Common Stock entitled to vote. Because abstentions and broker “non-votes” are not counted as votes cast, they may have a negative effect on this proposal.

PROPOSALS TO SHAREHOLDERS
1. ELECTION OF DIRECTORS
      One of the purposes of the Annual Meeting is the election of ten Directors to hold office until the next annual meeting of shareholders in 2006 and until their respective successors are elected and qualified. The ten nominees for election as a Director are named on the following pages. All of them are now Directors whose terms expire at the 2005 Annual Meeting.
      James J. Glasser, who is currently serving as a Director, will be retiring from our Board of Directors as of the date of the Annual Meeting pursuant to the retirement provisions of our Guidelines on Governance. The Board has not named a nominee to succeed Mr. Glasser.
      In accordance with our By-Laws, our Board of Directors has approved a reduction in the number of Directors from eleven to ten, effective upon the election of Directors at the Annual Meeting.
      All nominees have indicated that they are willing to serve as Directors if elected. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by our Board of Directors to replace such nominee.
      The Board recommends that you vote FOR the election of these nominees for Director.

NOMINEES FOR ELECTION

DIANE C. CREEL, age 56 — Director since December 22, 1997.
Chairman, Chief Executive Officer and President, Ecovation, Inc., a wastewater management systems company. Ms. Creel has a B.A. and M.A. from the University of South Carolina. Ms. Creel joined Ecovation, Inc. as Chairman, Chief Executive Officer and President in May 2003. Prior to joining Ecovation, Ms. Creel served as Chief Executive Officer and President of Earth Tech from January 1993 to May 2003, Chief Operating Officer from 1987 to 1993 and Vice President from 1984 to 1987. Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scot, Houston, Texas from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners, Columbia, South Carolina from 1971 to 1976. Ms. Creel currently serves on the boards of directors of Foster Wheeler, Inc., Allegheny Technologies, Teledyne Technologies and the corporations and trusts which comprise the Fixed Income Fund of the American Funds Group of Capitol Management Corporation.

GEORGE A. DAVIDSON, JR., age 66 — Director since April 15, 1991.
Retired Chairman, Dominion Resources, Inc., a natural gas and electric power holding company. Mr. Davidson is a graduate of the University of Pittsburgh with a degree in petroleum engineering. Effective January 2000, Dominion Resources and Consolidated Natural Gas Company merged. He has been associated with Consolidated Natural Gas since 1966. He became Vice Chairman of Consolidated Natural Gas in October 1985 and served in that position until January 1987, when he assumed the additional responsibility of Chief Operating Officer. In May 1987 Mr. Davidson became Chairman and Chief Executive Officer and served in that capacity until becoming Chairman of Dominion Resources, Inc. in January 2000. He retired from that position in August 2000. Mr. Davidson is a director of Dominion Resources, Inc. and PNC Financial Services Group, Inc. Mr. Davidson is a director of the Pittsburgh Foundation, Past Chairman of the Board of The Pittsburgh Cultural Trust, Chairman Emeritus of the Pittsburgh Civic Light Opera Board and Past Chairman of the American Gas Association. Mr. Davidson is a trustee of the University of Pittsburgh, chairs the Board of Visitors of the Katz Graduate School of Business and is Vice Chair of the Board of Visitors of the School of Engineering, and serves on the board of the Sewickley Valley Hospital Foundation.

HARRIS E. DELOACH, JR., age 60 — Director since April 17, 2001.
President and Chief Executive Officer, Sonoco Products Company, a worldwide, vertically integrated packaging company. Mr. DeLoach holds a bachelor of arts degree in business administration and a juris doctor degree from the University of South Carolina. Mr. DeLoach was named President and Chief Executive Officer of Sonoco Products Company in July 2000. Previously, he was Senior Executive Vice President and Chief Operating Officer from 1999 to 2000, Executive Vice President from 1996 to 1999 and Group Vice President from 1993 to 1996. He joined Sonoco in 1985. Mr. DeLoach is a director of Sonoco Products Company. He also serves as Chairman of the Byerly Foundation, as Chairman of the University of South Carolina Business Partnership Foundation, as a member of the University of South Carolina Law School Partnership Board, as President of the Board of Directors of the South Carolina Governor’s School for Science and Mathematics Foundation and on the Presbyterian College Board of Trustees.

JAMES W. GRIFFITH, age 51 — Director since July 15, 2002.
President and Chief Executive Officer, The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components. Mr. Griffith earned his B.S. in industrial engineering and his M.B.A. from Stanford University. He joined The Timken Company in 1984. From 1984 to 1999 he held a wide range of positions in several areas of the company, including international operations and strategic management. He was elected President and Chief Operating Officer in 1999 and President and Chief Executive Officer in July 2002. Mr. Griffith is a director of The Timken Company, is on the Executive Committee and Board of Trustees of Manufacturers Alliance/MAPI and is a member of the Board of Trustees of Mount Union College.

WILLIAM R. HOLLAND, age 66 — Director since July 12, 1999.
Retired Chairman, United Dominion Industries, a diversified manufacturing company that was acquired by SPX Corporation in May 2001. Mr. Holland has bachelor of art and juris doctor degrees from the University of Denver. He joined United Dominion in 1973 as Vice President and General Counsel. He held various executive positions, including Chief Executive Officer from 1986 to 2000 and Chairman from 1987 to 2001. Mr. Holland is Chairman and a director of EnPro Industries, Inc. and Lance Inc. He is a director of Crowder Construction Company, a corporate member of the Jupiter, Florida Medical Center and serves on the Advisory Board of the Walker School of Business, Appalachian State University, Boone, North Carolina.

MARSHALL O. LARSEN, age 56 — Director since April 16, 2002.
Chairman, President and Chief Executive Officer, Goodrich Corporation. Mr. Larsen received a B.S. in Engineering from the U.S. Military Academy and an M.S. in industrial management from the Krannert Graduate School of Management at Purdue University. He joined Goodrich in 1977 as an Operations Analyst. In 1981, he became Director of Planning and Analysis and subsequently Director of Product Marketing. In 1986, he became Assistant to the President and later served as General Manager of several divisions of Goodrich’s aerospace business. He was elected a Vice President of Goodrich and named a Group Vice President of Goodrich Aerospace in 1994 and was elected an Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace in 1995. He was elected President and Chief Operating Officer of Goodrich in February 2002, Chief Executive Officer in April 2003 and Chairman in October 2003. Mr. Larsen is a member of the Board of Governors of the Aerospace Industries Association and the Business Roundtable and is a director of Lowe’s Companies, Inc. He is active in numerous community activities.

DOUGLAS E. OLESEN, age 66 — Director since October 1, 1996.
Retired President and Chief Executive Officer, Battelle Memorial Institute, a worldwide technology organization, working for government and industry. Dr. Olesen earned his B.S., M.S. and Ph.D. degrees in civil engineering at the University of Washington. In 1963 Dr. Olesen joined Boeing Aircraft Company as a Research Engineer and assisted in developing and testing closed life-support systems for long-term space missions. He joined Battelle Memorial Institute, Northwest Labs, in Richland, Washington in 1967 and served in a series of management positions. Dr. Olesen was named Vice President and Director of the Northwest Division in 1979. In 1984 he became Executive Vice President and Chief Operating Officer of the Battelle Memorial Institute in Columbus, Ohio. In 1987 he was elected President and Chief Executive Officer and in October 2001 he retired. He is a director of Zivena, Inc.

ALFRED M. RANKIN, JR., age 63 — Director since April 18, 1988.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc., an operating holding company with interests in the mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. Mr. Rankin holds a bachelor of arts degree in economics from Yale University, and a juris doctor degree from the Yale Law School. He joined NACCO Industries in February 1989 as President and Chief Operating Officer and became President and Chief Executive Officer in May 1991. He assumed the additional title of Chairman in May 1994. Previously, Mr. Rankin served in a number of management positions with Eaton Corporation, with the most recent being Vice Chairman and Chief Operating Officer from April 1986 to February 1989. He is a director of NACCO Industries, Inc., NMHG Holding Co. and The Vanguard Group. He is a trustee of The Greater Cleveland Partnership, the Cleveland Museum of Art, the Musical Arts Association and University Hospitals of Cleveland.

JAMES R. WILSON, age 64 — Director since December 22, 1997.
Retired Chairman of the Board, President and Chief Executive Officer, Cordant Technologies Inc., a leading producer of solid propellant rocket motors, high performance fasteners used in commercial aircraft and industrial applications and components for aircraft and industrial gas turbine engines. Mr. Wilson holds a B.A. degree from the College of Wooster and an M.B.A. degree from Harvard University. Mr. Wilson assumed the position of Chairman of Cordant in October 1995 and the position of President and Chief Executive Officer in October 1993, and retired in June 2000. Mr. Wilson joined Cordant in July 1989 as Vice President and Chief Financial Officer and was named Executive Vice President in October 1992. He is also a director of Cooper Industries, Ltd. and serves as Chairman of the Board of Trustees of the College of Wooster, Wooster, Ohio.

A. THOMAS YOUNG, age 66 — Director since April 17, 1995.
Retired Executive Vice President, Lockheed Martin Corporation, an aerospace and defense company. Mr. Young is a graduate of the University of Virginia with bachelor degrees in aeronautical engineering and mechanical engineering, and of the Massachusetts Institute of Technology with a master’s degree in management. Mr. Young was with the National Aeronautics and Space Administration from 1961 to 1982, serving in a number of management positions including Mission Director of the Project Viking Mars landing program and Director of the Goddard Space Flight Center. In 1982 he joined Martin Marietta as Vice President of Aerospace Research and Engineering, and later became Senior Vice President and President of Martin Marietta Electronics & Missiles Group and Executive Vice President. He became President and Chief Operating Officer in January 1990, Executive Vice President of Lockheed Martin Corporation in March 1995 and retired in July of that year. Mr. Young is a director of Pepco Holdings, Inc. and Science Applications Informational Corp. Mr. Young is also a Fellow of the American Astronautical Society, the American Institute of Aeronautics and Astronautics and the Royal Aeronautical Society and a member of the National Academy of Engineering.
OTHER NOMINEES
      Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

      For a nomination to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2005 Annual Meeting such notice must have been received between December 27, 2004 and January 26, 2005 and for the 2006 Annual Meeting such notice must be received between December 9, 2005 and January 8, 2006. Each such notice must include:

•	the name, age, and principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between the nominee and others relating to why he or she was selected as a nominee, in addition to any other information required by the SEC’s proxy regulations;

•	the proposed nominee’s written consent to serve as a director if elected;

•	the name and address of the shareholder proposing the nominee as well as any other shareholders believed to be supporting such nominee; and

•	the number of shares of each class of Goodrich stock owned by such shareholder.
      No person nominated by a shareholder at the Annual Meeting is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws. See Appendix A for the full text of the relevant section of the By-Laws.
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The Audit Review Committee of our Board of Directors has appointed the firm of Ernst & Young LLP, subject to ratification by the shareholders at the Annual Meeting, to audit our accounts with respect to our operations for the year 2005. Should Ernst & Young LLP be unable to perform these services for any reason, the Audit Review Committee will appoint other independent auditors to perform these services.
      Representatives of the firm of Ernst & Young LLP, our independent auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.
Fees to Independent Auditors for 2004 and 2003
      The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for 2004 and 2003:

	2004	2003

	(In millions)
Audit Fees	$5.7	$3.9
Audit-Related Fees	0.3	0.5
Tax Fees	0.2	1.5
All Other Fees	0.1	0.2

Total Fees	$6.3	$6.1
      Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements for those years. Audit fees for

2004 also include the audit of management’s assessment of and the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
      Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Audit-related fees included fees for divestiture and acquisition assistance, employee benefit plan audits and accounting consultation.
      Tax Fees. Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. Tax fees for 2004 represents fees billed for global expatriate tax services. Tax fees for 2003 included fees for divestiture and acquisition assistance, international tax planning, domestic and foreign tax compliance and global expatriate tax services. These services, which were historically provided by Ernst & Young LLP, have been transitioned to another major accounting firm.
      All Other Fees. All other fees consist of fees related to products and services, other than those reported above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”. All other fees represents fees billed for global expatriate administrative services. These services, which were historically provided by Ernst & Young LLP, have been transitioned to another major accounting firm.
      None of the services represented by the fees set forth in the above table were provided in accordance with the “de minimus” exception to Audit Review Committee approval that appears in Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Non-Audit Services in China and Japan Performed by Ernst & Young LLP
      Ernst & Young LLP has notified the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board and us that certain non-audit work Ernst & Young LLP previously performed in China and Japan, for us and other companies, has raised questions regarding its independence with respect to its performance of audit services. With respect to us, prior to March 2001 an affiliated firm of Ernst & Young LLP performed tax calculation and tax return preparation services and made tax payments in China for representative offices of one of our subsidiaries. In Japan, an affiliated firm of Ernst & Young LLP handled consumption tax remittances for one of our subsidiaries. The payment of these taxes involved the custody of our funds, which is not permitted under SEC auditor independence rules. These services in China were discontinued in 2001 and these services in Japan were discontinued in 2002.
      Our Audit Review Committee has reviewed the facts surrounding these services provided by Ernst & Young LLP. We and the Audit Review Committee have concluded that Ernst & Young LLP’s independence was not impaired by the performance of these services in view of the de minimis fees paid to Ernst & Young LLP (less than $10,000 per year in 2001 and 2002), the ministerial nature of the actions performed by it, and the fact that the representative offices and subsidiaries involved were not material to our consolidated financial statements. Ernst & Young LLP has also concluded that its independence was not impaired. We continue to monitor the SEC’s consideration of this matter.
Audit Review Committee Pre-Approval Policy
      The Audit Review Committee of our Board of Directors must review and pre-approve all audit and non-audit services performed by our independent auditors. In conducting such reviews, the Audit Review Committee will determine whether the provision of such services would impair the auditors’ independence. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Review Committee specifically provides for a different period.
      Requests or applications to provide services that require pre-approval by the Audit Review Committee are submitted by both the independent auditors and management and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. Detailed back-up documentation must be provided in connection with each request or application.
      The Audit Review Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Review Committee at its next scheduled meeting. The Audit Review Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management.
      The full text of the Audit Review Committee pre-approval policy is available on the corporate governance page of our Internet site at www.goodrich.com/governance.
Vote Required
      Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year 2005 will be decided by a majority of the votes cast “for” or “against” the proposal at the Annual Meeting.
      The Board of Directors recommends that you vote FOR ratifying this appointment.
3. APPROVAL OF AMENDMENT AND RESTATEMENT OF 2001 STOCK OPTION PLAN
      The Board is submitting a proposal for approval by the shareholders to approve an amendment and restatement of our 2001 Stock Option Plan (the “Plan”). Shareholders originally approved the Plan on April 17, 2001.
      At the present time, the Plan has less than 1,000,000 shares available for new awards. The Board believes that the Plan has been an important factor in attracting, keeping and motivating key employees, and further believes that this type of incentive should continue to be offered in the future. As a result, the Board proposes and recommends approval of the proposed amendment and restatement of the Plan, which includes the following proposed amendments to the Plan:

•	Amend the plan name to “Goodrich Corporation 2001 Equity Compensation Plan”;

•	Amend Section 3(i) of the Plan to increase the number of shares available from 6,500,000 to 11,000,000;

•	Amend Section 4(c) of the Plan to increase the maximum number of shares that may be issued pursuant to Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Other Awards from 2,000,000 to 6,500,000;

•	Amend Section 8 of the Plan to eliminate the cash settlement option for stock appreciation rights and to remove a sentence regarding pooling-of-interests accounting that is no longer relevant;

•	Amend Sections 9 and 11 to define the terms “Performance Unit Award” and “Restricted Stock Unit Award”;

•	Amend Section 10 of the Plan to add to the performance measures that may be used under the Plan;

•	Amend Section 13 of the Plan to provide that deferrals under the Plan must be made in compliance with Section 409A of the Internal Revenue Code; and

•	Amend Section 28 of the Plan to provide that no amendment which has the effect of materially increasing the benefits accruing to participants under the Plan or materially modifying the requirements for participation in the Plan shall be made without shareholder approval.
      A summary of the amended and restated Plan appears below. This summary is qualified in its entirety by reference to the text of the amended and restated Plan, which is included as Appendix B to this proxy statement.
Shares Available for Plan
      The Plan as amended makes 11,000,000 shares of our common stock available for grant, together with shares of common stock available as of April 17, 2001 for future awards under our stock option plan that became effective on April 19, 1999 (the “1999 Plan”) and any shares of common stock represented by outstanding 1999 Plan awards as of April 17, 2001 that are not issued or otherwise are returned to us after that date. Such shares may be either authorized but unissued shares or treasury shares.
      Any shares in respect of which awards have been forfeited, lapsed, expired, canceled, withheld to satisfy withholding tax obligations or otherwise returned to us shall again be available for awards under the Plan. Awards payable solely in cash will not reduce the number of shares of common stock available for awards under the Plan.
Plan Administration
      The Compensation Committee of the Board of Directors administers the Plan. The Committee shall consist of at least three members who shall not be eligible to participate in the Plan. The Committee is comprised solely of independent directors.
Eligibility
      The Committee may, in its discretion, grant awards under the Plan to the officers and other salaried employees of the Company or its subsidiaries (including Directors who are also officers or employees but not to Directors who are not our employees).
Stock Options
      The Committee may grant options to purchase our common stock at not less than fair market value on the date of grant. The Plan specifically prohibits the repricing of options after they are granted, or the exchange or “swapping” of lower priced options for higher priced options. The Plan provides for the grant of stock options that qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, as well as stock options that do not qualify for such treatment. The Company has not issued incentive stock options to its employees since 2003, and has no plans to issue incentive stock options in the future.
      The Plan provides that, subject to certain limitations with respect to the price and term of options and rights upon termination of employment, discussed below, the Committee shall have the authority in its discretion to specify all other terms and conditions relating to stock options. It may also determine the term of each option, which may not exceed 10 years from the date of grant, and may permit payment upon exercise to be made in our common stock owned by the optionee, valued at the fair market value on the date of exercise, or other acceptable forms of consideration equal in value to the option price. The Committee may place limitations on the pyramiding of shares in payment of the option price.

Stock Appreciation Rights
      The Plan also authorizes the Committee to grant stock appreciation rights and/or limited stock appreciation rights in connection with any option granted by the Committee. A stock appreciation right would, subject to the terms and conditions set forth in the Plan, allow an employee to surrender the related stock option and receive payment in stock for the difference between the stock option price and the price of our common stock on the date on which the appreciation right is exercised. A limited stock appreciation right entitles the optionee to elect to receive the appreciation on the option in cash for a 60-day period generally commencing following a “change in control.”
      Stock appreciation rights and limited stock appreciation rights may be granted at the time of the granting of the related stock options or any time thereafter during the term of the related stock options. The number of stock appreciation rights and limited stock appreciation rights granted shall not exceed the number of shares which may be purchased upon the exercise of the related options and shall be exercisable only so long as related options are exercisable.
Performance Share or Performance Unit Awards
      The Committee may award performance shares or performance units that are contingent upon the attainment of performance objectives. Performance objectives that may be used under the Plan shall be based upon one or more or the following criteria: operating income; net income; earnings (including earnings before interest, taxes, depreciation and/or amortization); earnings per share; sales; costs; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; cost reduction goals; operating cash flow; free cash flow (operating cash flow less capital expenditures); working capital; improvements in capital structure; debt reduction; credit ratings; return on assets; return on equity; return on invested capital; stock price; total shareholder return; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; strategic plan development and implementation; succession plan development and implementation; customer satisfaction indicators; employee metrics; or other objective individual or team goals.
      The performance objectives may relate to us, on an absolute basis and/or relative to one or more peer group companies or indices, or to a particular participant, subsidiary, division or operating unit, or any combination of the foregoing, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Internal Revenue Code (or any successor section thereto), the Committee may adjust, modify or amend the above criteria, either in establishing any performance objective or in determining the extent to which any performance objective has been achieved.
      The Committee has the authority to make equitable adjustments in the criteria in recognition of unusual or non-recurring events, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the performance of the Company or any subsidiary, division or operating unit, as applicable, and to otherwise satisfy the objectives of the Plan.
Restricted Stock or Restricted Stock Unit Awards
      The Committee may award restricted stock or restricted stock units that are subject to conditions, including continued employment with the Company. Restricted stock and restricted stock unit awards that are conditioned upon continued employment are generally conditioned upon continued employment for a minimum period of three years following the award.

Other Awards
      The Plan permits the Committee to make other types of awards, including awards that are based in whole or in part on the value of the Company’s common stock, in lieu of making awards in actual shares of stock (“Other Awards”). The Committee may permit deferral of cash or stock based awards provided that such deferral complies with Section 409A of the Internal Revenue Code.
Miscellaneous
      The maximum number of shares of Common Stock that may be issued pursuant to performance share awards, performance unit awards, restricted stock awards, restricted stock unit awards and Other Awards is 6,500,000 shares.
      No individual may receive awards for more than 500,000 shares in any calendar year.
      The Plan authorizes the delegation of authority with respect to up to 10% of the shares authorized under the Plan to our Chief Executive Officer and other officers, but only with respect to participants who are not subject to Section 16 of the Securities Exchange Act of 1934.
      The Committee has discretion to make such provisions as it deems appropriate with respect to the effect, if any, termination of employment will have on any grants or awards under the Plan.
      The Committee may require that any Federal, state or local withholding tax requirements be satisfied by withholding shares of common stock.
      Options and any related appreciation rights and other awards granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, or as the Committee approves.
      If actual shares are awarded subject to performance objectives, continued service, or other conditions, they may be registered in the participant’s name but held by us or be retained in book-entry form. In such event the participant will be entitled to receive all dividends and other distributions and shall have voting rights. Stock awards with respect to which the restrictions are not removed shall be forfeited to us. Any restricted stock award or restricted stock unit award that is conditioned upon continued employment shall be conditional upon continued employment for a minimum period of three years following the award, except in the case of death, disability or retirement.
      If there is a change in corporate capitalization such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company (a “Corporate Reorganization”), the Committee or the Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation on the number of awards that may be granted to any participant, in the number, kind and option price of shares subject to outstanding stock options and stock appreciation rights, in the number and kind of shares subject to other outstanding awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award shall always be a whole number. The time within which options and/or stock appreciation rights may be exercised in full shall be accelerated in the event of a “change in control”, as defined in the Plan, which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the common stock or combined voting power of the Company’s outstanding securities (subject to certain exceptions), (ii) there generally is a change in the majority of the Directors of the Company, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity.
      The Plan may be amended by the Board, except that no amendment shall be made without the approval of shareholders which has the effect of increasing the number of shares of stock subject to the Plan (other than in connection with a Corporate Reorganization), materially increasing the benefits accruing to participants under the Plan or materially modifying the requirements for participation in the Plan. No such action will adversely affect any rights or obligations with respect to awards previously made under the Plan unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules.
U.S. Tax Treatment of Options and Awards

Incentive Stock Options
      An incentive stock option results in no taxable income to the optionee or a deduction to us at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, we will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options
      A non-qualified stock option results in no taxable income to the optionee or deduction to us at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.
      If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights
      Generally, the recipient of a stand-alone stock appreciation right will not recognize taxable income at the time the stand-alone stock appreciation right is granted. If an employee receives the appreciation inherent in the stock appreciation right in stock, the spread between the then current market value and the grant price will be taxed as ordinary income to the employee at the time it is received.
      In general, there will be no federal income tax deduction allowed to us upon the grant or termination of a stock appreciation right. However, upon the exercise of a stock appreciation right, we will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Stock Awards/ Performance Awards
      The recipient of a stock award or performance award will recognize no income at the time of grant if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the then fair market value of the stock will constitute ordinary income to the employee. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to us in an amount equal to the compensation realized by the employee.
Tax Treatment of Awards to Employees Outside the United States
      The grant and exercise of options and awards under the Plan to participants outside the United States may be taxed on a different basis.
Plan Benefits
      It is not presently possible to determine the dollar value of awards that may be made, or the individuals that may be selected for such awards, in the future under the Plan.
      Awards under the Plan in 2004 to the Chief Executive Officer and each of the named executive officers are shown in the “Restricted Stock Awards” column of the Summary Compensation Table and in the “Option/ SAR Grants in Last Fiscal Year” and “Long-Term Incentive Plans-Awards in Last Fiscal Year” tables.
      Awards under the Plan in 2004 for all executive officers as a group were as follows: 260,800 stock options, 115,250 restricted stock units and 86,600 performance units. Awards under the Plan in 2004 for all non-executive officer employees as a group totaled 454,900 stock options, 4,200 shares of restricted stock, 476,500 restricted stock units and 112,300 performance units. Non-executive directors are not eligible to participate in the Plan.
Vote Required
      Approval of the amendment and restatement of the Plan will be decided by a majority of the votes cast “for” or “against” the proposal at the meeting, so long as the votes cast represent more than 50% of the shares of Common Stock entitled to vote.
      The Board of Directors recommends that you vote FOR approval of the amendment and restatement of the 2001 Stock Option Plan.

4. APPROVAL OF AMENDMENT AND RESTATEMENT OF
SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN
      Shareholders are asked to consider and approve an amendment and restatement of the Senior Executive Management Incentive Plan (the “SEMIP”) established by the Board of Directors for certain executive officers.
      Under Section 162(m) of the Internal Revenue Code, shareholder approval is required to enable us to obtain a deduction for awards paid under the Plan to any of our executive officers whose compensation for the taxable year is in excess of $1 million. Shareholder approval of the SEMIP was obtained in 1995 and 2000. The provisions of Section 162(m) require that the SEMIP be reapproved by shareholders no less often than every five years in order for us to continue excluding the amounts paid from the $1 million deductibility limit. Therefore, shareholders are being requested to again approve the SEMIP.
      The SEMIP has been amended and restated, subject to shareholder approval, to:

•	Increase the maximum amount of any individual award to $3,500,000 from $2,500,000;

•	Add to the performance measures that may be used under the SEMIP; and

•	Add a provision making it clear that our Board of Directors and its Compensation Committee have the authority to amend, alter or terminate the SEMIP.
      A summary of the amended and restated SEMIP appears below. This summary is qualified in its entirety by reference to the text of the amended and restated SEMIP, which is included as Appendix C to this proxy statement.
Eligibility
      Participation is limited to those senior executives whose compensation may become subject to the non-deductibility provisions of the Internal Revenue Code described above. The only individuals who are subject to the non-deductibility provisions are those executive officers required to be named in the Summary Compensation Table of our proxy statement. Generally, this includes the Chief Executive Officer as well as the four other most highly compensated executive officers. The Compensation Committee will determine who will be a participant prior to or within 90 days of the beginning of each year.
Awards
      Each year the Compensation Committee will establish a target level of incentive opportunity, stated as a percentage of the salary of each participant. In addition, a threshold and maximum award level will be established. Threshold award level represents the level above which an incentive award would be paid to a participant. Performance at or below the threshold level will earn no incentive payments. The maximum award level represents the maximum amount of incentive award that may be paid to a participant for a plan year, even if the maximum performance threshold is equaled or exceeded. Each participant’s maximum award level will be 200% of his or her target incentive amount. Under no circumstances will any participant be paid an award exceeding $3,500,000.
Performance Measures
      Performance measures that may be used under the SEMIP shall be based upon one or more or the following criteria: operating income; net income; earnings (including earnings before interest, taxes, depreciation and/or amortization); earnings per share; sales; costs; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; cost reduction goals; operating cash flow; free cash flow (operating cash flow less capital expenditures); working capital; improvements in capital structure; debt reduction; credit ratings; return on assets; return on equity; return on invested capital; stock price; total shareholder return; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; strategic plan development and implementation; succession plan development and implementation; customer satisfaction indicators; employee metrics; or other objective individual or team goals.
      The performance measures may relate to us, on an absolute basis and/or relative to one or more peer group companies or indices, or to a particular participant, subsidiary, division or operating unit, or any combination of the foregoing, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Internal Revenue Code (or any successor section thereto), the Committee may adjust, modify or amend the above criteria, either in establishing any performance measure or in determining the extent to which any performance measure has been achieved.
      The Committee has the authority, at the time it establishes the performance measures for the applicable plan year, to make equitable adjustments in the criteria in recognition of unusual or non-recurring events, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the performance of the Company or any subsidiary, division or operating unit, as applicable, and to otherwise satisfy the objectives of the SEMIP.
Performance Goals
      The Compensation Committee will designate each year the incentive category and percentage of salary for each participant to determine his or her incentive target amount; the performance measures and calculation methods to be used for that year; a schedule of each performance measure for establishing the threshold performance level; target performance level; and the maximum performance level and the method of measuring performance as a percentage of a participant’s target incentive amounts; and the relative weightings of the performance measures if more than one is designated.
Partial Payment
      In the event of death, disability or termination of employment when eligible for early or normal retirement, incentive awards will be paid pro rata based on the portion of the plan year the participant was employed. A pro rata interim payment shall be required in the event of a “change in control” as defined in the SEMIP, which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the common stock or combined voting power of the Company’s outstanding securities (subject to certain exceptions), (ii) there generally is a change in the majority of the Directors of the Company, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity.
Plan Administration
      The SEMIP will be administered by the Compensation Committee. The Committee is empowered to set pre-established performance targets, measure the results and determine the amounts payable according to the formula. The Committee must certify that the performance goals and any other material terms were exceeded prior to the payment of any bonus. While the Committee may not increase the amounts payable under the formula, it retains discretionary authority to reduce the amount of compensation that would otherwise be payable to participants if the goals are attained.

      The Committee is authorized to interpret the SEMIP, to establish, amend and rescind any rules and regulations relating to the SEMIP, and to make any other determinations that it deems necessary or desirable for the administration of the SEMIP. The Board of Directors or the Committee may amend, alter or terminate the Plan; provided, however, that any such amendments shall comply with the applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Internal Revenue Code.
Periodic Reapproval By Shareholders
      Under Internal Revenue Service regulations, because the Compensation Committee has authority to vary the performance measures used, the shareholders must reapprove the SEMIP every five years in order for payments to continue to be excluded from the non-deductibility limitations of the Internal Revenue Code.
Plan Benefits
      It is not presently possible to determine the dollar value of award payments that may be made, or the individuals that may be selected for such awards, in the future under the SEMIP.
      Award payments under the SEMIP with respect to 2004 to the Chief Executive Officer and each of the named executive officers are shown in the “Bonus” column of the Summary Compensation Table.
      Award payments under the Plan with respect to 2004 for all executive officers as a group totaled $4,966,475. Non-executive officer employees and non-executive directors are not eligible to participate in the SEMIP.
Vote Required
      Approval of the amendment and restatement of the SEMIP will be decided by a majority of the votes cast “for” or “against” the proposal at the meeting.
      The Board of Directors recommends that you vote FOR approval of the amendment and restatement of the Senior Executive Management Incentive Plan.
5. OTHER MATTERS
      Our Board of Directors knows of no other matters that may properly be presented to the Annual Meeting. If any other matters do properly come before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

GOVERNANCE OF THE COMPANY
      Pursuant to the New York Business Corporation Law and our By-Laws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation.
Corporate Governance
      Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. In 1995 the Board adopted its Guidelines on Governance, which address a number of important governance issues including director independence, qualifications for Board membership, mandatory retirement, Board self-assessment and succession planning. In addition, the Board has for many years had in place formal charters setting forth the powers and responsibilities of each of its standing committees.
      We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the New York Stock Exchange listing standards regarding corporate governance policies and processes. To the extent necessary, we have amended our Guidelines on Governance and committee charters to meet these requirements.
      We maintain a corporate governance page (www.goodrich.com/governance) on our Internet site that includes key information about our corporate governance initiatives, including our Guidelines on Governance, the charters for our standing committees and our Business Code of Conduct.
Business Code of Conduct
      In 2003 our Board of Directors adopted our revised Business Code of Conduct, which sets forth the fundamental legal and ethical principles for conducting all aspects of our business. The code applies to all directors, officers and employees of our company and its subsidiaries, as well as to agents and representatives doing business on our behalf. Our Business Code of Conduct, together with specific policies and procedures, outlines the behavior expected of such individuals in carrying out their daily activities within appropriate ethical and legal standards. Our Business Code of Conduct is available on the corporate governance page of our web site at www.goodrich.com/governance. Shareholders may also obtain copies of the Business Code of Conduct by writing to: Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217.
Board of Directors
      Our Board of Directors held nine meetings in 2004. All Directors attended more than 75% of the aggregate total number of meetings held in 2004 by the Board and the committees of the Board on which they served.
      We typically schedule a Board of Directors meeting in conjunction with our annual meeting of shareholders and expect that our Directors will attend absent a valid reason, such as a schedule conflict. Eight of the eleven individuals standing for election as Directors at our 2004 annual meeting of shareholders were in attendance at that meeting. The retiring director who did not stand for election at the meeting did not attend.

      Our non-management Directors meet in regularly scheduled executive sessions without management participation. These sessions are presided over by the Chairman of our Committee on Governance.
Director Independence; Audit Committee Financial Expert
      Our Board of Directors has determined that each of our Directors other than Messrs. Holland and Larsen, and each of the members of our Audit Review Committee, Committee on Governance and Compensation Committee, has no material relationship with Goodrich (other than in his or her position as a Director) and is an “independent director” under the New York Stock Exchange director independence standards and the director independence standards set forth in our Guidelines on Governance (which reflect exactly the New York Stock Exchange standards).
      The Board has also determined that each of the members of our Audit Review Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, and that at least one of the members of the Audit Review Committee, Mr. DeLoach, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.
      The Board based these determinations primarily on a review of the responses of our Directors to questions regarding education, employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.
Board Committees
      Our Board of Directors has established five standing committees: the Executive Committee, the Audit Review Committee, the Compensation Committee, the Committee on Governance and the Financial Policy Committee.
      The following table shows the current committee membership and the number of meetings each committee held in 2004.

Financial
	Executive	Audit Review	Compensation	Committee on	Policy
	Committee	Committee	Committee	Governance	Committee

Diane C. Creel			X		X
George A. Davidson, Jr.			X		X
Harris E. DeLoach, Jr.		Chairman		X
James J. Glasser	X		X	Chairman
James W. Griffith		X	X
William R. Holland					Chairman
Marshall O. Larsen	Chairman
Douglas E. Olesen		X			X
Alfred M. Rankin, Jr.	X	X		X	X
James R. Wilson			Chairman	X
A. Thomas Young		X			X
Number of Meetings in 2004	0	12	5	2	4
      The following is a brief description of the duties of each committee. A more complete description of each committee’s functions is contained in its charter, which is available on the corporate governance page of our Internet site at www.goodrich.com/governance. Shareholders may also obtain copies of the committee charters by writing to: Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217.

      Executive Committee. The Executive Committee acts on behalf of our Board of Directors between regularly scheduled Board meetings. Our Guidelines on Governance state that it is the view of the Board that the Executive Committee will meet only when formal action is necessary and it is not feasible to convene a special meeting, in person or by telephone, of the full Board.
      Audit Review Committee. The Audit Review Committee assists our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. This committee has direct responsibility for the selection and appointment of our independent auditors.
      Compensation Committee. The Compensation Committee assists and makes recommendations to our Board of Directors regarding employee and executive compensation, and incentive, equity-based and benefit programs, including compensation for our Chief Executive Officer.
      Committee on Governance. The Committee on Governance assists our Board of Directors in identifying and recommending individuals to the Board for nomination as Board members, and in reviewing and assessing corporate governance guidelines.
      Financial Policy Committee. The Financial Policy Committee assists our Board of Directors in reviewing and monitoring our financial planning and financial structure.
Shareholder Communications with Directors
      Shareholders who wish to communicate with our Board of Directors, our non-management Directors as a group or any individual Director can do so by writing to them, c/o Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217. Our Secretary has been instructed by the Board to promptly forward all communications so received to the addressee or addressees.
Director Nominations
      Our Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders. The Board has delegated the screening process for new Directors to the Committee on Governance.
      Our Guidelines on Governance state that candidates nominated for election or re-election to our Board of Directors generally should meet the following qualifications:

•	Candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy.

•	Candidates should possess expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimum balance in Board membership can be achieved and maintained.

•	Candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision-making.

•	Candidates should be willing to devote the required amount of time to the work of the Board and one or more of its committees. Candidates should be willing to serve on the Board over a period of several years to allow for the development of sound knowledge of our company and its principal operations.

•	Candidates should be without any significant conflict of interest or legal impediment with regard to service on the Board.

      The Guidelines on Governance state that normally only the Chief Executive Officer should be an employee Director.
      When a vacancy exists on the Board, or when the Board determines to add an additional Director, the Committee on Governance seeks out appropriate candidates from various sources, which may include other Directors as well as consultants and search firms to which we pay fees for their assistance in identifying and evaluating candidates. The Committee on Governance evaluates all candidates on the basis of the above qualifications and other criteria that may vary from time to time.
      The Committee on Governance does not have a formal policy on the consideration of director candidates recommended by shareholders. The Board of Directors believes that such a formal policy is unnecessary and that the issue is more appropriately dealt with on a case-by-case basis.
      Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who complies with the advance notice provisions of our By-Laws. These advance notice provisions are discussed elsewhere in this Proxy Statement under the caption “Election of Directors — Other Nominees”.
Compensation of Directors
      The following table sets forth the dollar value of the annual retainer, meeting fees and phantom share awards earned by the Company’s non-management Directors for service in 2004. Management Directors receive no additional compensation for Board service.

			Annual
		Board and	Phantom
	Annual	Committee	Share
Name	Retainer ($)	Meeting Fees ($)	Award ($)	Total ($)

Diane C. Creel	50,000	24,000	50,000	124,000
George A. Davidson, Jr.	50,000	27,000	50,000	127,000
Harris E. DeLoach, Jr.	50,000	42,000	50,000	142,000
James J. Glasser	50,000	23,000	50,000	123,000
James W. Griffith	50,000	37,500	50,000	137,500
William R. Holland	50,000	23,500	50,000	123,500
Douglas E. Oleson	50,000	34,500	50,000	134,500
Richard de J. Osborne(1)	16,667	15,500	50,000	82,167
Alfred M. Rankin, Jr.	50,000	37,500	50,000	137,500
James R. Wilson	50,000	29,000	50,000	129,000
A. Thomas Young	50,000	37,500	50,000	137,500

(1)	Mr. Osborne retired from the Board of Directors on April 27, 2004.

Annual Retainer and Meeting Fees
      During 2004 each of our non-management Directors received an annual retainer of $50,000, payable in quarterly installments. In addition, each of our non-management directors received $1,500 for each Board and Board Committee meeting attended, except that the chairperson of a Committee received $2,500 for each meeting of that Committee attended.

Directors’ Deferred Compensation Plan
      In 2004 non-management Directors could elect to defer a portion or all of the annual retainer and meeting fees into a phantom Goodrich share account pursuant to the Directors’

Deferred Compensation Plan. The plan provides that amounts deferred into the account are paid out in shares of Common Stock following termination of service as a Director. Dividend equivalents accrue on all phantom shares credited to a Director’s account.
      Effective January 3, 2005, non-management Directors will no longer be able to defer annual retainer and meeting fees under the Directors’ Deferred Compensation Plan. Instead, non-management Directors may elect to defer annual retainer and meeting fees under the new Outside Directors’ Deferral Plan. The Outside Directors’ Deferral Plan permits non-management Directors to elect to defer a portion or all of the annual retainer and meeting fees into either a phantom Goodrich share account or a cash account. Amounts deferred into the phantom share account accrue dividend equivalents, and amounts deferred into the cash account accrue interest at the prime rate. The plan provides that amounts deferred into the phantom share account are paid out in shares of Common Stock, and amounts deferred into the cash account are paid out in cash, in each case following termination of service as a Director in either a single lump sum, five annual installments or ten annual installments.

Directors’ Phantom Share Plan
      In addition to the annual retainer and meeting fees, in 2004 each non-management Director received an annual grant of phantom shares under the Directors’ Phantom Share Plan equal in value to the then-current annual retainer. Dividend equivalents accrue on all phantom shares credited to a Director’s account. All phantom shares become fully vested at the earlier of five years from the date of grant, upon the Director’s termination of Board service after age 55, or upon a change in control of Goodrich as defined in our Stock Option Plan. Following termination of service as a Director, the cash value of the vested number of phantom shares will be paid to each Director in twelve monthly installments. The value of each phantom share is determined on the relevant date by the fair market value of Common Stock (as defined in the plan).
      Prior to December 2003, the Directors’ Phantom Share Plan provided for a ten-year cap on awards to Directors and permitted only limited participation in the plan by Directors who also participate in the 1982 Directors’ Retirement Plan. In December 2003, the Directors’ Phantom Share Plan was amended to eliminate those restrictions.
      Effective January 3, 2005, no further awards will be made under the Directors’ Phantom Share Plan. Instead, non-management Directors will receive awards under the new Outside Directors Phantom Share Plan. The Outside Directors’ Phantom Share Plan provides for an annual grant of phantom shares to each non-management Director equal in value to $60,000. Dividend equivalents accrue on all phantom shares credited to a Director’s account. All phantom shares are fully vested on the date of grant. Following termination of service as a Director, the cash value of the vested number of phantom shares will be paid to each Director in either a single lump sum, five annual installments or ten annual installments. The value of each phantom share is determined on the relevant date by the fair market value of Common Stock (as defined in the plan).

Directors’ Retirement Plan
      Two of our non-management Directors (Messrs. Glasser and Rankin) participate in our 1982 Directors’ Retirement Plan, which was terminated in 1995. The plan provided that, upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any non-management Director would be entitled to receive an annual amount equal to the annual retainer in effect at retirement. A retiring Director who had reached age 55 and served for at least five but less than ten years would be entitled to a reduced amount equal to 50% of the annual retainer in effect at retirement, plus 10% of such annual retainer for each additional year of service (rounded to the nearest whole year) up to ten. Under the transition provisions of the plan, upon their retirement Messrs. Glasser and Rankin will be entitled to receive an annual amount under the plan equal to 100% and 70%, respectively, of the annual retainer in effect at retirement.

Other
      Non-management Directors are reimbursed for actual expenses incurred in the performance of their services as Directors and, in most instances, provided with travel via company-provided private aircraft to Board of Directors and committee meetings. We also provide each non-management Director with long-distance telephone service for business and personal use and with $275,000 in business travel accident insurance coverage.
      During 2004, Mr. Holland’s spouse accompanied him during his business use of company-owned private aircraft. We estimate that the aggregate incremental cost to us of providing this personal benefit was approximately $3,100.
Indemnification; Insurance
      We indemnify our Directors and officers to the fullest extent permitted by the New York Business Corporation Law. This is required under our By-Laws, and we have also signed agreements with each of our Directors and some of our officers contractually obligating us to provide this indemnification to them.
      As authorized by the New York Business Corporation Law and our By-Laws, we have purchased insurance providing indemnification for Goodrich and its subsidiaries as well as their directors and officers. The insurance is part of a package that includes employment practices, fiduciary and crime insurance coverage.

AUDIT REVIEW COMMITTEE REPORT
      The Audit Review Committee is appointed annually by the Board of Directors to assist it in its oversight function by monitoring the integrity of Goodrich’s consolidated financial statements, the qualifications and independence of the independent auditors, the performance of the internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Review Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the independent auditors.
      Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on internal control over financial reporting. The independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for attesting to management’s assessment of and the effectiveness of Goodrich’s internal control over financial reporting.
      In this context, the Audit Review Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Review Committee that Goodrich’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Review Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The independent auditors discussed with the Audit Review Committee the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Audit Review Committee also reviewed and discussed with management and the independent auditors management’s report and the independent auditors report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
      In addition, the Audit Review Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and discussed with the independent auditors the auditors’ independence from Goodrich and its management. The Audit Review Committee also considered whether the provision of non-audit services to Goodrich is compatible with maintaining the auditors’ independence. The Audit Review Committee has concluded that the independent auditors are independent from Goodrich and its management.
      The Audit Review Committee discussed with Goodrich’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Review Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Goodrich’s internal controls, and the overall quality of Goodrich’s financial reporting.
      In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Goodrich’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Review Committee also appointed, subject to shareholder ratification, Goodrich’s independent auditors.

The Audit Review Committee

Harris E. DeLoach, Jr., Chairman
James W. Griffith
Douglas E. Olesen
Alfred M. Rankin, Jr.
A. Thomas Young

COMPENSATION COMMITTEE REPORT
Executive Compensation Philosophy
      The Compensation Committee and the Company are committed to the philosophy that pay should be linked to Company performance so that the interests of executives are aligned with those of shareholders.
      This philosophy is supported by the following guiding principles for the Company’s compensation programs:

•	A significant portion of pay will be dependent on the Company’s annual and long-term performance including growth in shareholder value.

•	Compensation will include stock-based programs in order to link shareholder and executive interests and to encourage stock ownership by executives.

•	The Company intends to provide total compensation commensurate with performance — good performance resulting in superior compensation, and poor performance resulting in below average compensation levels, compared to other companies.
      The Company’s compensation program consists of three primary elements: annual base salary, annual cash incentive compensation and long-term incentive compensation. To assist it in performing its duties, the Committee meets periodically with its own independent compensation consultant.
Competitive Labor Market
      The Compensation Committee establishes compensation programs, in part, on the basis of competitive factors. It considers the pay levels and practices of a group of specific companies employing executives with comparable experience and skills as well as broad-based surveys of large industrial companies. In performing these comparisons, the Committee looks primarily at those companies comprising the different indices used in the cumulative total shareholder performance graph on page      of this proxy statement.
Base Salary
      The Company’s base salary policy is intended to ensure that compensation practices are competitive within the aerospace industry and with major industrial companies. The Compensation Committee believes that the middle of the salary range for each of the Company’s executive positions should be at the median base salary of comparable positions at comparable industrial companies. The Committee recommends to the Board of Directors the base salary for the Chairman and Chief Executive Officer and establishes the annual base salary for certain other senior Company officers.
Incentive Compensation
      Incentive compensation is intended to motivate and retain qualified individuals who have the opportunity to influence Company results and enhance shareholder value. The philosophy for incentive compensation plans is to provide competitive awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved. Incentive compensation programs are divided into two types — annual cash bonus and long-term incentive compensation. Generally speaking, the higher an individual’s level within the Company, the greater the percentage of his or her potential total compensation is represented by incentive compensation.
      For 2004, the performance measures for the Company’s annual cash incentive programs were: (a) earnings before interest and taxes, adjusted for special items (“Adjusted EBIT”) (at the Company and business unit level); (b) Free Cash Flow (at the Company level) which measures operating cash flow adjusted for cash payments related to special items, less capital expenditures; (c) operating cash flow (at the business unit level); and (d) individual and team goals. The term “special items” includes merger-related and consolidation costs, certain gains and losses on the sale of businesses, results of discontinued operations, cumulative effect of change in accounting, asset impairment charges and other restructuring costs. Payouts relating to individual and team goals were made only if threshold performance was achieved on at least one financial performance measure at the Company or business unit level, as appropriate for the individual.
      The performance measures for the 2004-2006 awards under the Company’s Long-Term Incentive Plan were Relative Total Shareholder Return (“RTSR”), which measures Goodrich stock performance against a peer group of aerospace companies, and Return on Invested Capital (“Adjusted ROIC”), defined as net income excluding special items, divided by the average invested capital (measured at the Company level).
Annual Incentive Compensation
      An individual’s annual cash incentive compensation target under the Company’s Management Incentive Plan is expressed as a percentage of his or her salary, with the percentages of salary increasing with the level of the job. Incentive payments can range from 0% to 200% of target, based on the level of performance against the financial and individual and team objectives.
      In 2004, Mr. Larsen and seven other executive officers did not participate in the Management Incentive Plan. Instead, they participated in the Senior Executive Management Incentive Plan (“SEMIP”). For 2004, target annual incentive awards and financial and individual and team objectives under the plan were established based on the same criteria as the Management Incentive Plan. Incentive payments under the plan can range from 0% to 200% of target, based on the level of performance against those objectives.
      As noted above, the performance measures used in 2004 in the Management Incentive Plan and the SEMIP were Adjusted EBIT (at the Company and business unit level), Free Cash Flow, operating cash flow (at the business unit level) and individual and team goals. The plans place various weightings on these measures depending upon a participant’s role in the Company and his or her scope of responsibility. For 2004, the performance measures and weightings under these plans were as follows:

		Other
		Executive
		Officers
	Chief	and		Business
	Executive	Company	General	Unit
Measures	Officer	Staff	Managers	Staff*

Company Adjusted EBIT	42.5%	40.0%	20.0%	10.0%
Company Free Cash Flow	42.5%	40.0%	20.0%	10.0%
Business Unit Adjusted EBIT			20.0%	30.0%
Business Unit Operating Cash Flow			20.0%	30.0%
Individual and Team Goals	15.0%	20.0%	20.0%	20.0%

*	Several business units use a weighting formula which varies somewhat from the weighting formula set forth in the table above.
Long-Term Incentive Compensation
      The Company’s long-term incentive compensation awards are made pursuant to the 2001 Stock Option Plan, which was approved by shareholders in April 2001. The 2001 Stock Option

Plan is administered by the Compensation Committee and provides for a variety of equity-based forms of incentive compensation such as stock options, restricted stock units, restricted stock and performance units. Historically, the Company’s long-term incentive compensation program for senior management had been split into two equal-value components: grants of stock options and grants of performance units with actual awards being paid in Goodrich common shares. In limited circumstances, the Committee granted restricted stock as part of an employee’s long-term incentive compensation. In late 2003 and early 2004, the Compensation Committee and Company management undertook a study to evaluate the appropriateness of the Company’s current long-term incentives. The Committee and management considered the dilutive effects of the Company’s outstanding stock option grants and reviewed surveys of similar programs at large industrial companies and various aerospace companies. They also reviewed the amount of grants and the number of participants in the Company’s various long-term incentive programs as compared to competitive peer data. The Committee also considered the Company’s decision to expense stock options beginning January 1, 2004.
      Based on the analysis and report of the Committee’s independent consultant, the Committee decided to make certain changes in long-term incentives design beginning January 1, 2004. The Committee approved the following changes:

1. For the Company’s senior management, the long-term incentive value opportunity is divided such that 40% is in restricted stock units, 30% in stock options and 30% in performance units. Restricted stock units are granted annually as long as the Company achieves an Adjusted ROIC at or above a target level for the previous year. Restricted stock units, once granted, vest at the rate of 50% after three years, 25% after four years and the balance after five years from the date of grant. If a participant’s employment with the Company terminates prior to vesting for any reason other than death or disability or at a time when the participant is not eligible for retirement under our pension plans, the unvested restricted stock units will be forfeited.

2. For the Company’s management level below senior management, the long-term incentive value opportunity is divided such that 70% is in restricted stock units and 30% is in stock options. The condition for granting restricted stock units and the vesting and forfeiture terms of the restricted stock units are the same as those applicable to restricted stock units issued to senior management.

3. Certain other key employees who had previously received grants of stock options generally receive only restricted stock units as their long-term incentive compensation. Grants of restricted stock units to participants who do not receive a grant of stock options will not be subject to the ROIC condition, but will be subject to the same terms regarding vesting and forfeiture.
      With respect to selected senior executives other than the Chief Executive Officer, including the persons named in the Summary Compensation Table, the Committee considers the recommendation of the Chief Executive Officer in determining the level of awards of long-term incentive compensation. It also considers its own evaluation of the individuals since the members have ample opportunity to observe their performance. With respect to other executives who receive long-term incentive compensation, the Committee makes the determination of the appropriate awards, but generally considers the recommendation of management in making the specific awards within the established guidelines. The Committee has available information as to the level of past awards and individual stock ownership of the executive officers. The factors considered in making the awards for the Chief Executive Officer are discussed below.

Performance Units
      In 2004, the Committee granted 198,900 performance unit awards to 57 executives under the 2001 Stock Option Plan. The Committee makes awards every year, based on overlapping three-year performance cycles. At the beginning of each three-year cycle, the Committee establishes the performance goals.
      For the 2004-2006 awards, the performance measures used were RTSR and Adjusted ROIC, equally weighted, for all participants.
      Awards are credited as performance units in a book account for each participant. Each performance unit is equivalent to one share of Goodrich common stock. Under the award terms, participants will be entitled to a payout at the end of each Plan cycle only if the threshold performance standard is met. The number of performance units to be to be used in the calculation of the payout will range from 0% to 200% of the total performance unit account (including shares credited through dividend equivalents), based on the level of performance against the above financial objectives. Under the original terms of the 2002 — 2004 and 2003 — 2005 awards, the payout, if any, was to be made in Goodrich common stock. However, in January 2004 the Committee approved a change to the outstanding performance unit awards to allow them to be paid in cash, rather than Goodrich common stock, upon the consent of participants. The amount of cash to be paid out, assuming above threshold performance, is determined by the fair market value of Company’s common stock on the last day of the relevant performance period. Beginning with the 2004 — 2006 awards, all new performance unit awards provide for payment in cash.
      Guidelines set by the Committee establish a target award of performance units with the aggregate market value of the shares awarded based upon the value of the individual’s position within the Company — the higher the position level, the greater the award. The determination of whether to make an award is dependent upon the individual’s past performance and expectations of future performance.
      For the 2005-2007 performance unit awards, the Committee has approved awards using RTSR and Adjusted ROIC, equally weighted, for all participants.

Stock Options
      The 2001 Stock Option Plan provides that stock options may not be granted at less than 100% of fair market value and that options may not be repriced. The Committee has established a target award for individuals based upon the value of the individual’s position within the Company — the higher the position level, the greater the award. In 2004, the Committee granted 715,700 stock options to 91 employees. Prior to 2004, stock options granted to executive officers were immediately exercisable on the date of grant, while stock options to other employees generally vested uniformly over a three-year period. As a result of the study relating to long-term incentive compensation, the Committee decided that all options granted in 2004 and beyond will vest in equal annual installments over a three-year period.

Restricted Stock Units
      In 2004, a total of 591,750 restricted stock units were granted to 305 employees. These grants have a vesting period of between 3 to 5 years. Beginning in 2005, grants of restricted stock units to certain participants (who also receive a grant of stock options) will be contingent on Adjusted ROIC in the previous year meeting or exceeding a specified threshold level. Grants of restricted stock units to participants who do not receive a grant of stock options will not be subject to the ROIC condition.

Restricted Stock
      In 2004, a total of 4,200 shares of restricted stock were granted to four employees. These grants vest at the completion of a three-year vesting period.
Benefit and Perquisite Programs
      The Company’s senior management, including Mr. Larsen, participate in a number of broad-based benefit programs, including health, disability and life insurance programs, qualified 401(k) and pension plans and a severance plan. Other benefit programs available to senior management include non-qualified 401(k) and pension plans, a supplemental executive retirement plan, an executive life insurance program, a disability benefits program and management continuity agreements that take effect upon a change in control of the Company. The perquisites offered to senior management include an automobile allowance, automobile and umbrella liability insurance, financial counseling and tax preparation, club memberships, annual physical examinations, long-distance telephone service and, in certain cases, use of the Company’s aircraft for personal use. Executives receive a tax gross-up equal to 100% of the amounts paid by the Company on behalf of the executive with respect to the automobile allowance, umbrella liability insurance, financial counseling and tax preparation, club initiation fees and certain life insurance programs.
Stock Ownership Guidelines
      The Committee has updated the stock ownership guidelines for the Company’s senior management. The guidelines are based on a multiple of salary ranging from .75 to 4 times salary, with the multiple increasing with one’s level within the Company. Individuals are given five years to achieve the target ownership levels.
Tax Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or any of the four most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The Committee believes that it is generally in the Company’s interests to comply with Section 162(m). The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of the Company and its shareholders but which may not qualify for tax deductibility under Section 162(m).
Chief Executive Officer
      The Board of Directors upon recommendation of the Compensation Committee determines compensation for the Chief Executive Officer.
      Effective January 1, 2004, the Compensation Committee recommended, and the Board of Directors set, Mr. Larsen’s base salary at $825,000. In recommending this base salary, the Committee took into account surveys of base compensation of chief executive officers of other major aerospace and industrial companies. The Committee also considered Mr. Larsen’s leadership and key contributions to the overall financial performance of the Company, and the Company’s progress towards achieving important strategic objectives.
      In 2004, Mr. Larsen’s target annual incentive award and financial performance objectives under the SEMIP were established and the payout determined by the Committee and the Board based on the same criteria as discussed above for executive officers generally. Mr. Larsen’s individual and team performance objectives were established by the Board. For

2004 Mr. Larsen’s target amount under the plan was 100% of base salary, and he received $1,625,000, or 197% of his target amount, based upon his performance against the financial, individual and team performance measures. In calculating Adjusted EBIT for 2004, the Committee excluded the effect of certain unusual charges that were not included in the Company’s 2004 plan. This resulted in a significant increase in the payout for this performance measure over the payout for this performance measure determined in accordance with the SEMIP.
      In 2004, Mr. Larsen received options to purchase 82,950 shares, 36,850 restricted stock units, and 27,650 performance units. The performance guidelines for these awards for Mr. Larsen and the actual performance targets for these awards are the same as for other corporate officers. The Committee and the Board of Directors used the same factors to make these awards as it did in determining the other elements of Mr. Larsen’s compensation.

The Compensation Committee

James R. Wilson, Chairman
Diane C. Creel
George A. Davidson, Jr.
James J. Glasser
James W. Griffith

HOLDINGS OF COMPANY EQUITY SECURITIES BY DIRECTORS AND
EXECUTIVE OFFICERS
      The following table contains information with respect to the number of shares of Common Stock beneficially owned by our Directors and executive officers as of January 31, 2005.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)(2)(3)	Class(4)

John J. Carmola	171,362	*
Diane C. Creel	6,651	*
George A. Davidson, Jr.	11,445	*
Harris E. DeLoach, Jr.	14,399	*
James J. Glasser	7,629	*
James W. Griffith	2,674	*
John J. Grisik	256,785	*
William R. Holland	10,655	*
Marshall O. Larsen	687,316	*
Terrence G. Linnert	254,617	*
Douglas E. Olesen	14,600	*
Alfred M. Rankin, Jr.	9,619	*
Ulrich Schmidt	194,918	*
James R. Wilson	23,036	*
A. Thomas Young	19,428	*
20 Directors and executive officers as a Group	2,304,505	1.9%

*	Less than 1%.

(1)	Includes the approximate number of shares of Common Stock credited to the individuals’ accounts in the Company’s Employees’ Savings Plan or similar plans of the Company’s subsidiaries. Includes shares not presently owned by the executive officers but which are subject to stock options exercisable within 60 days as follows: Mr. Carmola, 145,422 shares; Mr. Grisik, 196,101 shares; Mr. Larsen, 614,014 shares; Mr. Linnert, 209,280 shares; Mr. Schmidt, 168,443 shares; and all executive officers as a group, 1,767,237 shares. Also includes shares of restricted stock as to which the executive officers have sole voting but no investment power as follows: Mr. Carmola, 15,000 shares; Mr. Grisik, 15,400 shares; Mr. Larsen, 10,800 shares; Mr. Linnert, 4,200 shares; Mr. Schmidt, 3,700 shares; and all executive officers as a group, 71,950 shares. All ownership is direct.

Includes phantom shares awarded to our Directors under the Directors’ Deferred Compensation Plan that are paid out in Common Stock following termination of service as a Director, as follows: Ms. Creel, 6,445 shares; Mr. Davidson, 6,445 shares; Mr. DeLoach, 13,399 shares; Mr. Glasser, 5,629 shares; Mr. Griffith, 1,974 shares; Mr. Holland, 4,655 shares; Mr. Olesen, 13,506 shares; Mr. Rankin, 8,619 shares; Mr. Wilson, 15,344 shares; Mr. Young, 18,428 shares; and all Directors as a group, 99,444 shares.

(2)	Excludes restricted stock units as to which the executive officers have no voting or investment power as follows: Mr. Carmola, 18,725 units; Mr. Grisik, 23,950 units; Mr. Larsen, 72,350 units; Mr. Linnert, 23,350 units; Mr. Schmidt, 23,950 units; and all executive officers as a group, 227,000 units.

Excludes phantom shares awarded to our Directors under the Directors’ Phantom Share Plan that are paid out in cash following termination of service as a Director, as follows: Ms. Creel, 12,550 shares; Mr. Davidson, 15,413 shares; Mr. DeLoach, 7,086 shares; Mr. Glasser, 3,530 shares; Mr. Griffith, 5,375 shares; Mr. Holland, 10,248 shares; Mr. Olesen, 13,471 shares; Mr. Rankin, 6,324 shares; Mr. Wilson, 12,550 shares; Mr. Young, 14,353 shares; and all Directors as a group, 100,900 shares.

(3)	Each person has sole voting and investment power with respect to Common Stock beneficially owned by such person, except as described in note (1) above or as follows: Mr. Griffith has shared voting and investment power with his spouse with respect to 700 shares; and all Directors and executive officers as a group have shared voting and investment power with respect to 3,455 shares.

(4)	Applicable percentage ownership is based on 119,568,200 shares of Common Stock outstanding at January 31, 2005 (excluding 14,000,000 shares held by a wholly owned subsidiary).

BENEFICIAL OWNERSHIP OF SECURITIES
      The following table contains information known to us with respect to persons who are the beneficial owner of more than 5% of our Common Stock as of January 31, 2005.
      The table does not include information regarding shares of Common Stock held of record, but not beneficially, by the plan trustee under the Goodrich Corporation Employees’ Savings Plan and other Goodrich defined contribution plans. Participants have the power to vote and dispose of these shares. The plan trustee is required to vote shares as to which no voting instructions have been received in proportion to how shares for which voting instructions have been received are voted. At January 31, 2005, those plans held 6,688,680, or 5.6%, of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount	Percent of Class(1)

Barclays Global Investors, N.A. and related companies(2)	12,276,897	10.3%
45 Fremont Street
San Francisco, California 94105
FMR Corp.(3)	9,091,374	7.6%
82 Devonshire Street
Boston, Massachusetts 02109
AXA and related companies(4)	6,721,135	5.6%
25, avenue Matignon
75008 Paris, France

(1)	Applicable percentage ownership is based on 119,568,200 shares of Common Stock outstanding at January 31, 2005 (excluding 14,000,000 shares held by a wholly owned subsidiary).

(2)	This information is based on a Schedule 13G/ A filed with the SEC on January 10, 2005 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, California 94105, Barclays Global Investors Ltd., Murray House, 1 Royal Mint Court, London, England EC3N 4HH; Barclays Bank PLC, 54 Lombard Street, London, England EC3P 3AH; Barclays Capital Securities Limited, 5 The North Colonmade, Canary Wharf, London, England E14 4BB; and Palomino Limited, Walker House, Mary Street, P.O. Box 908 GT, George Town, Grand Cayman (Cayman Islands). The above described persons reported voting and dispositive power as of December 31, 2004 as follows: (a) Barclays Global Investors, N.A. reported beneficial ownership of 9,585,270 shares and sole voting power as to 8,544,783 shares and sole dispositive power as to 9,585,270 shares; (b) Barclays Global Fund Advisors reported beneficial ownership of 640,569 shares and sole voting power as to 551,634 shares and sole dispositive power as to 640,569 shares; (c) Barclays Global Investors, Ltd. reported beneficial ownership of 1,836,273 shares and sole voting and dispositive power as to 1,836,273 shares; (d) Barclays Bank PLC reported beneficial ownership of 114,000 shares and sole voting and dispositive power as to 114,000 shares; (e) Barclays Capital Securities Limited reported beneficial ownership of 8,385 shares and sole voting and dispositive power as to 8,385 shares; and (f) Palomino Limited reported beneficial ownership of 92,400 shares and sole voting and dispositive power as to 92,400 shares.

(3)	This information is based on a Schedule 13G/ A filed with the SEC on January 10, 2005 by FMR Corp., a parent holding company, Edward C. Johnson 3d (Chairman of FMR Corp.), and Abigail P. Johnson (a director of FMR Corp.). According to the Schedule 13G/ A: (i) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 8,496,790 shares as a result of Fidelity acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”); (ii) Fidelity Management Trust Company (“FMTC”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 576,847 shares as a result of its serving as investment manager of certain institutional accounts; (iii) Strategic Advisers, Inc. (“SAI”), a wholly owned subsidiary of FMR Corp. that provides investment advisory services to individuals, is the beneficial owner of 3,757 shares; and (iv) Fidelity International Limited is the beneficial owner of 13,980 shares. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity Funds, has sole dispositive power as to the 8,496,790 shares owned by the Fidelity Funds. Each of Edward C. Johnson 3d and FMR Corp., through its control of FMTC, has sole voting and dispositive power as to the 576,847 shares owned by institutional accounts managed by FMTC. FMR Corp.’s beneficial ownership also includes the 3,757 shares beneficially owned through SAI. The address of each of these persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	This information is based on a Schedule 13G/ A filed with the SEC on February 14, 2005 by AXA, AXA Financial, Inc., 1290 Avenue of the Americas, New York, NY 10104, and the Mutuelles AXA as a group as follows: AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 26, rue Drouot, 75009 Paris, France; and AXA Courtage Assurance Mutuelle, 26, rue Drouot, 75009 Paris, France. The above described persons reported voting and dispositive power as of December 31, 2004 as follows: (a) AXA, AXA Financial, Inc. and the Mutuelles AXA as a group each reported no voting or dispositive power; (b) AXA Rosenberg Investment Management LLC, a subsidiary of AXA, reported sole voting power as to 40 shares and sole dispositive power as to 40 shares; (c) Advest, Inc., a subsidiary of AXA Financial, Inc., reported shared voting power as to 2,240 shares and shared dispositive power as to 2,240 shares; (d) Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., reported sole voting power as to 5,137,469 shares, shared voting power as to 33,791 shares and sole dispositive power as to 6,463,326 shares; (e) Boston Advisors, Inc., a subsidiary of AXA Financial, Inc., reported sole voting power as to 1,950 shares and sole dispositive power as to 255,270 shares; and (f) AXA Equitable Life Assurance Company, a subsidiary of AXA Financial, Inc., reported sole dispositive power as to 259 shares.

EXECUTIVE COMPENSATION
Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Awards		Payout

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
				Compensation	Awards	Options/	Payout	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1)	($)(2)	SARs(#)	($)(3)	($)(4)

Marshall O. Larsen	2004	825,000	1,625,000	132,838	1,217,893	82,950	101,399	42,498
Chairman, President and	2003	742,846	592,176	101,114	–0–	200,000	115,622	47,117
Chief Executive Officer	2002	665,000	266,000	80,637	279,000	67,820	854,345	52,050
Terrence G. Linnert	2004	440,000	543,400	59,456	408,168	27,750	50,700	20,244
Executive Vice President,	2003	430,000	234,920	68,527	–0–	43,000	57,655	63,344
Human Resources and	2002	415,000	134,875	78,878	–0–	36,519	314,444	63,600
Administration, and
General Counsel
Ulrich Schmidt	2004	440,000	557,700	63,159	408,168	27,750	50,700	20,317
Executive Vice President	2003	415,000	237,515	76,946	–0–	41,500	18,834	25,517
and Chief Financial Officer	2002	400,000	130,000	48,705	–0–	36,519	65,926	25,623
John J. Grisik	2004	440,000	537,680	70,584	408,168	27,750	36,465	17,990
Vice President and	2003	410,000	160,000	55,390	218,700	40,000	22,975	61,985
Segment President,	2002	395,000	298,454	54,639	–0–	34,641	296,423	61,655
Airframe Systems
John J. Carmola	2004	370,000	468,975	66,183	293,319	20,000	33,938	16,928
Vice President and	2003	345,000	194,548	51,931	218,700	34,000	12,724	24,788
Segment President,	2002	330,000	138,600	41,720	–0–	29,424	224,739	40,994
Engine Systems

(1)	Represents (i) perquisites and (ii) amounts reimbursed for payment of taxes relating to perquisites. The dollar value of the perquisites provided to the named executive officers was determined on the basis of the aggregate incremental cost to us of providing the perquisites. Perquisites provided to the named executive officers include an automobile allowance, automobile and umbrella liability insurance, financial counseling and tax preparation, club memberships, annual physical examinations, long-distance telephone service, and, in certain cases, use of the Company’s aircraft for personal use. Amounts reimbursed for payment of taxes represents an amount paid by us to the named executive officer equal to 100% of the amounts paid by us on behalf of the executive with respect to the automobile allowance, umbrella liability insurance, financial counseling and tax preparation, club initiation fees and certain life insurance programs.

The following table provides additional detail regarding the amounts included in the table under the caption “Other Annual Compensation”.

			Amounts
			Reimbursed	Total
			For Payment	Other Annual
Name	Year	Perquisites($)	Of Taxes($)	Compensation($)

Marshall O. Larsen	2004	98,583	34,255	132,838
	2003	66,768	34,346	101,114
	2002	50,818	29,819	80,637
Terrence G. Linnert	2004	35,501	23,955	59,456
	2003	43,797	24,730	68,527
	2002	51,066	27,812	78,878
Ulrich Schmidt	2004	37,162	25,997	63,159
	2003	41,245	35,701	76,946
	2002	30,700	18,005	48,705
John J. Grisik	2004	39,150	31,434	70,584
	2003	28,354	27,036	55,390
	2002	29,660	24,979	54,639
John J. Carmola	2004	35,310	30,873	66,183
	2003	32,596	19,335	51,931
	2002	24,065	17,655	41,720

The 2004 amount reported for perquisites includes: (a) for Mr. Larsen, $62,958 for personal use of corporate aircraft; (b) for Mr. Linnert, $17,595 for an automobile allowance and $9,215 for club dues; and (c) for Messrs. Schmidt, Grisik and Carmola, $15,763, $18,089 and $19,628, respectively, for an automobile allowance.

The 2003 amount reported for perquisites includes: (a) for Mr. Larsen, $28,201 for personal use of corporate aircraft and $16,710 for an automobile allowance; (b) for Mr. Linnert, $16,172 for an automobile allowance and

$11,634 for club dues; (c) for Mr. Schmidt, $17,567 for financial counseling and tax preparation and $15,784 for an automobile allowance; and (d) for Messrs. Grisik and Carmola, $16,130 and $16,985, respectively, for an automobile allowance.

The 2002 amount reported for perquisites includes: (a) for Mr. Larsen, $16,620 for an automobile allowance and $12,256 for personal use of corporate aircraft; (b) for Mr. Linnert, $16,620 for an automobile allowance; (c) for Mr. Schmidt, $16,620 for an automobile allowance and $10,010 for club dues; and (d) for Messrs. Grisik and Carmola, $16,620 and $16,620, respectively, for an automobile allowance.

(2)	The 2004 amount for the named executive officers represents the value as of the date of grant of restricted stock unit awards granted on February 17, 2004 which vest 50% after three years, 75% after four years and 100% after five years. The 2003 amount for Messrs. Grisik and Carmola represents the value as of the date of grant of special restricted stock awards granted on April 15, 2003 with a three-year vesting period. The 2002 amount for Mr. Larsen represents the value as of the date of grant of a special restricted stock award granted on February 19, 2002 with a three-year vesting period. Dividends or dividend equivalents are paid on all restricted stock and restricted stock unit awards.

The number and market value of restricted stock and restricted stock units held by these persons as of December 31, 2004 (based on a closing price of $32.64 per share on December 31, 2004) were: Mr. Larsen (47,650 shares/units and $1,555,296); Mr. Linnert (16,550 shares/units and $540,192); Mr. Schmidt (16,050 shares/units and $523,872); Mr. Grisik (27,750 shares/units and $905,760) and Mr. Carmola (23,875 shares/units and $779,280).

(3)	LTIP payouts for 2004 represent the cash received or fair market value of the performance units deferred in connection with the payout of the 2001-2003 Long-Term Incentive Plan. LTIP payouts for 2003 represent the fair market value of the Common Stock issued in connection with the payout of the 2000-2002 Long-Term Incentive Plan. LTIP payouts for 2002 represent the fair market value of the Common Stock issued in connection with the payout of the 2000-2001 Long-Term Incentive Plan.

(4)	The 2004 amount represents the matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans.

Includes for 2003: (a) matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans in the following amounts: Mr. Larsen, $47,117; Mr. Linnert, $26,445; Mr. Schmidt, $25,517; Mr. Grisik, $35,411; and Mr. Carmola, $23,045; and (b) premiums paid on behalf of the named individuals pursuant to the Company’s executive life insurance program in the following amounts: Mr. Linnert, $36,899; Mr. Grisik, $26,574; and Mr. Carmola, $1,743.

Includes for 2002: (a) matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans in the following amounts: Mr. Larsen, $52,050; Mr. Linnert, $26,701; Mr. Schmidt, $25,623; Mr. Grisik, $34,782; and Mr. Carmola, $39,251; and (b) premiums paid by the Company on behalf of the named individuals pursuant to the Company’s executive life insurance program in the following amounts: Mr. Linnert, $36,899; Mr. Grisik, $26,873; and Mr. Carmola, $1,743.
Option/SAR Grants in Last Fiscal Year

	Individual Grants(1)

	Number of
	Securities	% of Total
	Underlying	Options/SARs
	Options/SARs	Granted to	Exercise or		Grant Date
	Granted (# of	Employees in	Base Price	Expiration	Present
Grant Name	Shares)	Fiscal Year	($/Sh)	Date	Value ($) (1)

Mr. Larsen	82,950	11.59	30.53	2/17/14	917,427
Mr. Linnert	27,750	3.88	30.53	2/17/14	306,915
Mr. Schmidt	27,750	3.88	30.53	2/17/14	306,915
Mr. Grisik	27,750	3.88	30.53	2/17/14	306,915
Mr. Carmola	20,000	2.79	30.53	2/17/14	221,200
All Optionees	715,700	100.00	30.53	2/17/14	7,915,642

(1)	The estimated value of the stock options has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC and is consistent with the assumptions we used for Statement of Financial Accounting Standards 123 reporting during 2004. The estimated value has been determined by application of the Black-Scholes option-pricing model, based upon the terms of the option grants and our stock price performance history as of the date of the grant. The key assumptions are as follows: risk-free interest rate — 4.1%; dividend yield — 3.3%; volatility factor — 44.5%; and weighted average expected life of the options — 7.0 years. The above estimates do not reflect any adjustments for risk of forfeiture or restrictions on transferability. The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy.

     All options were granted with an exercise price equal to 100% of the fair market value (as defined in the plan) on the date of grant and vest in equal annual installments over a three-year period.
      The options granted to our executive officers in 2004 include limited stock appreciation rights that generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60-day period following a “change in control”, which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of our outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of our Directors, or (iii) certain corporate reorganizations are approved by our shareholders where the existing shareholders will not retain at least 70% of the voting securities of the surviving entity.
Aggregated Option/SAR Exercises In Last Fiscal Year And FY-End Option/SAR Values

Number of
Securities
Underlying
			Unexercised	Value of Unexercised
			Options/SARs	In-the-Money
			at FY-End	Options/SARs
			(# of Shares)	at FY-End($)(1)

	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	On Exercise(#)	($)	Unexercisable	Unexercisable

Mr. Larsen	15,025	154,222	586,364 / 82,950	4,294,623 / 175,025
Mr. Linnert	-0-	-0-	200,030 / 27,750	1,162,390 / 58,553
Mr. Schmidt	2,306	16,475	159,193 / 27,750	956,549 / 58,553
Mr. Grisik	5,951	47,966	176,458 / 38,143	968,138 / 136,916
Mr. Carmola	-0-	-0-	129,928 / 28,828	768,955 / 108,763

(1)	Based on a closing price per share of $32.64 on December 31, 2004.
Long Term Incentive Plans — Awards In Last Fiscal Year

		Performance	Estimated Future Payouts Under
	Number of	or Other	Non-Stock Price-Based Plans(1)
	Shares, Units	Period Until
	Or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(#)	Payout	# Shares	# Shares	# Shares

Mr. Larsen	27,650	3 years	-0-	27,650	55,300
Mr. Linnert	9,250	3 years	-0-	9,250	18,500
Mr. Schmidt	9,250	3 years	-0-	9,250	18,500
Mr. Grisik	9,250	3 years	-0-	9,250	18,500
Mr. Carmola	6,650	3 years	-0-	6,650	13,300

(1)	The plan provides that payouts will be based on the Company’s Relative Total Shareholder Return and Return on Invested Capital over the performance period indicated. At the end of the performance period, each participant will earn a cash payout only if the threshold performance standard is exceeded. The cash payout to be received will range from 0% to 200% of the value of the total performance unit account (including performance units credited through dividend equivalents), based on the level of performance against the financial objectives.
Securities Authorized for Issuance under Equity Compensation Plans
      We have five compensation plans approved by shareholders (excluding plans we assumed in acquisitions) under which our equity securities are authorized for issuance to employees or directors in exchange for goods or services: The B.F.Goodrich Key Employees’ Stock Option Plan (effective April 15, 1991) (the “1991 Plan”); The B.F.Goodrich Company Stock Option Plan

(effective April 15, 1996) (the “1996 Plan”); The B.F.Goodrich Company Stock Option Plan (effective April 15, 1999) (the “1999 Plan”); the Goodrich Corporation 2001 Stock Option Plan (the “2001 Plan”); and the Goodrich Corporation Employee Stock Purchase Plan (the “ESPP”).
      We have two compensation plans (the Goodrich Corporation Directors’ Deferred Compensation Plan and the Goodrich Corporation Outside Directors Deferral Plan) that were not approved by shareholders (excluding plans we assumed in acquisitions) under which our equity securities are authorized for issuance to employees or directors in exchange for goods or services.
      The following table summarizes information about our equity compensation plans as of December 31, 2004. All outstanding awards relate to our common stock. The table does not include shares subject to outstanding options granted under equity compensation plans we assumed in acquisitions.
Equity Compensation Plans

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon		Under Equity
	Exercise of	Weighted-Average	Compensation Plans
	Outstanding	Exercise Price of	(Excluding Securities
	Options, Warrants	Outstanding Options,	Reflected in Column
	and Rights	Warrants and Rights	(a))

Plan category(1)	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	9,889,866	$28.99	3,549,011
Equity compensation plans not approved by security holders	91,160	—	(3)

Total	9,981,026	—	—

(1)	The table does not include information for the following equity compensation plans that we assumed in acquisitions: Rohr, Inc. 1989 Stock Option Plan; Rohr, Inc. 1995 Stock Incentive Plan; and Coltec Industries Inc 1992 Stock Option and Incentive Plan. A total of 772,993 shares of common stock were issuable upon exercise of options granted under these plans and outstanding at December 31, 2004. The weighted average exercise price of all options granted under these plans and outstanding at December 31, 2004, was $29.44. No further awards may be made under these assumed plans.

(2)	The number of securities to be issued upon exercise of outstanding options, warrants and rights includes (a) 9,255,230 shares of common stock issuable upon exercise of outstanding options issued pursuant to the 1991 Plan, the 1996 Plan, the 1999 Plan and the 2001 Plan, (b) 74,106 shares of common stock, representing the maximum number of shares of common stock that may be issued pursuant to outstanding performance unit awards under the 2001 Plan and (c) 561,250 shares of common stock that may be issued pursuant to outstanding restricted stock unit awards under the 2001 Plan. The number does not include 106,345 shares of outstanding restricted stock issued pursuant to the 1999 Plan and the 2001 Plan that are subject to vesting requirements.

The weighted-average exercise price of outstanding options, warrants and rights reflects only the weighted average exercise price of outstanding stock options under the 1991 Plan, the 1996 Plan, the 1998 Plan and the 2001 Plan.

The number of securities available for future issuance includes (a) 2,197,314 shares of common stock that may be issued pursuant to the 2001 Plan (which includes amounts carried over from the 1999 Plan) and (b) 1,351,697 shares of common stock that may be issued pursuant to the ESPP. No further awards may be made under the 1991 Plan, the 1996 Plan or the 1999 Plan.

(3)	There is no limit on the number of shares of common stock that may be issued under the Directors’ Deferred Compensation Plan or the Outside Directors’ Deferral Plan.
     Directors Deferred Compensation Plan and Outside Directors’ Deferral Plan. Our non-employee directors receive fixed compensation for serving as a director (currently, at the rate of $50,000 per year), plus fees for each Board and Board committee meeting attended (currently, $1,500 per meeting, except that the chairperson of a committee receives $2,500 for each meeting of that committee attended).
      Under the Directors Deferred Compensation Plan, non-management Directors could elect to defer a portion or all of the annual retainer and meeting fees into a phantom Goodrich share account. The plan provides that amounts deferred into the account are paid out in shares of Common Stock following termination of service as a Director. Dividend equivalents accrue on all phantom shares credited to a Director’s account.
      Effective January 3, 2005, non-management Directors will no longer be able to defer annual retainer and meeting fees under the Directors’ Deferred Compensation Plan. Instead, non-management Directors may elect to defer annual retainer and meeting fees under the new Outside Directors’ Deferral Plan. The Outside Directors’ Deferral Plan permits non-management Directors to elect to defer a portion or all of the annual retainer and meeting fees into either a phantom Goodrich share account or a cash account. Amounts deferred into the phantom share account accrue dividend equivalents, and amounts deferred into the cash account accrue interest at the prime rate. The plan provides that amounts deferred into the phantom share account are paid out in shares of Common Stock, and amounts deferred into the cash account are paid out in cash, in each case following termination of service as a Director in either a single lump sum, five annual installments or ten annual installments.
Retirement Plans

Pension Plans
      We have in effect a pension plan for salaried employees that provides pensions payable at retirement to each eligible employee. The plan makes available a pension that is paid from funds provided through contributions by us and contributions by the employee, if any, made prior to 1972. The plan is not available to Directors other than those who are employees. The amount of an employee’s pension depends on a number of factors including (i) Final Average Earnings (“FAE”) for the highest 48 consecutive months of an employee’s earnings during the employee’s last ten years of service and (ii) years of credited service to the Company.
      The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. The current plan formula, which became effective as of January 1, 1989, generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition, employees hired prior to January 1, 1990 may receive an additional pension credit of up to 4 years. Benefits become vested after five years of service.
      Any benefits shown in the chart which exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code are payable under a non-qualified supplemental pension plan, funded in part with life insurance policies.

PENSION PLAN TABLE

Final	Years of Credited Service
Average
Earnings	5	10	15	20	30	40

250,000	$18,904	$37,809	$56,713	$75,617	$113,426	$146,705
300,000	$22,904	$45,809	$68,713	$91,617	$137,426	$177,580
350,000	$26,904	$53,809	$80,713	$107,617	$161,426	$208,455
400,000	$30,904	$61,809	$92,713	$123,617	$185,426	$239,330
450,000	$34,904	$69,809	$104,713	$139,617	$209,426	$270,205
500,000	$38,904	$77,809	$116,713	$155,617	$233,426	$301,080
600,000	$46,904	$93,809	$140,713	$187,617	$281,426	$362,830
700,000	$54,904	$109,809	$164,713	$219,617	$329,426	$424,580
800,000	$62,904	$125,809	$188,713	$251,617	$377,426	$486,330
900,000	$70,904	$141,809	$212,713	$283,617	$425,426	$548,080
1,000,000	$78,904	$157,809	$236,713	$315,617	$473,426	$609,830
1,100,000	$86,904	$173,809	$260,713	$347,617	$521,426	$671,580
1,200,000	$94,904	$189,809	$284,713	$379,617	$569,426	$733,330
1,300,000	$102,904	$205,809	$308,713	$411,617	$617,426	$795,080
1,400,000	$110,904	$221,809	$332,713	$443,617	$665,426	$856,830
1,500,000	$118,904	$237,809	$356,713	$475,617	$713,426	$918,580
1,600,000	$126,904	$253,809	$380,713	$507,617	$761,426	$980,330
1,700,000	$134,904	$269,809	$404,713	$539,617	$809,426	$1,042,080
1,800,000	$142,904	$285,809	$428,713	$571,617	$857,426	$1,103,830

(1)	FAE includes salary, certain incentive payments including annual cash bonuses and certain restricted stock awards in lieu of cash bonuses, but excludes awards under long-term incentive programs and the Company match in the Company savings plans. As of December 31, 2004, FAE for Messrs. Larsen, Linnert, Schmidt, Grisik and Carmola were as follows: Mr. Larsen, $1,159,641; Mr. Linnert, $644,847; Mr. Schmidt, $559,841; Mr. Grisik, $652,027; and Mr. Carmola, $572,222.

(2)	In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available “survivor options,” which would result in a lower annual pension. Pensions are not subject to any deduction for Social Security or any other offset amounts.

(3)	As of December 31, 2004, Messrs. Larsen, Linnert, Schmidt, Grisik and Carmola had the following credited years of service under the pension plan (including, where appropriate, up to the 4 additional years): Mr. Larsen, 27.4624 years; Mr. Linnert, 7.1611 years; Mr. Schmidt, 10.5194 years; Mr. Grisik, 13.043 years; and Mr. Carmola, 8.6532 years.

Supplemental Executive Retirement Plan
      We have entered into Supplemental Executive Retirement Plan Agreements with each of our executive officers to provide them with supplemental pension and retiree medical benefits, which are in addition to those described above. Pursuant to these agreements, the executive officers earn a supplemental pension benefit equal to 1.6 percent of FAE for each of their first 15 years of participation in the non-qualified defined benefit pension plan. This benefit is funded in part with life insurance policies. As of December 31, 2004, the accrued annual supplemental pension benefits payable under the agreements were as follows: Mr. Larsen, $139,855; Mr. Linnert, $73,885; Mr. Schmidt, $38,069; Mr. Grisik, $54,792; and Mr. Carmola, $43,520.

      The agreements also provide the executive officers with a supplemental retiree medical benefit upon termination of employment equal to the full benefits of the Goodrich Retiree Medical Plan as then in effect, even if such person is not otherwise eligible to participate in or not entitled to full benefits under such plan.
Executive Life Insurance
      During 2004, Messrs. Linnert, Grisik, Carmola and two other executive officers participated in the Goodrich Corporation Split Dollar Insurance Plan, which provides a two-phase program of split-dollar life insurance for our executive officers.
      The first phase provides the executive with a split-dollar life insurance benefit that is intended to equal five times salary. At the end of five years, the executive may continue participation in the plan or take ownership of the life insurance policy. If the executive takes ownership of the policy, the death benefit is reduced to two times current salary, ownership of the policy is transferred to the executive and the policy is funded by us to a level to assure that the policy can sustain itself (i.e., premiums can be paid from the cash surrender value for the executive’s life). If the cash surrender value is adequate, we will recover the premiums previously paid by us. If the executive elects to participate in phase two of the plan, we will again provide the executive with a split-dollar life insurance benefit that is intended to equal five times salary. At termination of employment or retirement, the death benefit is reduced to two times current salary and ownership of the life insurance policy is transferred to the executive. At this point, the executive will have ownership of the policy and will be required to pay $300 per year to maintain the policy.
      We ceased making premium payments on the split-dollar life insurance policies in 2003. Since that time, the cash surrender value on the policies has been reduced to pay the premiums. We are currently evaluating various alternatives to this plan.
Disability Benefits Agreement
      We have entered into disability benefits agreements with Mr. Larsen, Mr. Linnert, Mr. Grisik and Mr. Stephen R. Huggins. Under the agreements, if the executive officer becomes totally disabled prior to termination of employment with us, we will make monthly payments to him at a level so that the total of such payment and any monthly payments to him under our Long Term Disability Plan, before reduction for plan offsets, equals sixty percent (60%) of his “benefit earnings” as defined in the Long Term Disability Plan as it may be amended from time to time. The monthly payments commence simultaneously with the first monthly benefit payment paid under the Long Term Disability Plan and continue so long as the executive officer continues to receive monthly benefit payments under that plan. The agreement terminates automatically if the executive officer terminates his service with us for any reason other than total disability.
Severance Program
      The Goodrich Corporation Severance Program is a broad-based program that provides severance pay and subsidization of health and welfare benefits to eligible employees whose employment is terminated other than by reason of resignation, termination for cause, temporary layoff, change in employment due to transfer of business unit, transfer within the company, death, disability or retirement. In the event of a qualifying termination, each of our executive officers is entitled to receive a cash payment equal to 52 weeks base salary, subsidization of medical, dental and vision coverage for up to six months and continuation of company-paid life insurance coverage in an amount of not more than the executive’s annual base pay for six months.

Management Continuity Agreements
      In 1984 we first entered into management continuity agreements (the “Agreements”) with certain employees, which include all of the executive officers named in the Summary Compensation Table. Presently there are 17 Agreements in effect.
      The purpose of the Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of the Company. The Agreements are not ordinary employment agreements and do not provide any assurance of continued employment unless there is a “change in control.” They generally provide for a two-year period of employment commencing upon a change in control which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of our outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of our Directors, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity. The Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases.
      If we or our successor terminate the individual’s employment for reasons other than “cause” or the individual voluntarily terminates his or her employment for a “good reason” (in each case as defined in the Agreements), the individual would be entitled to:

•	a lump sum cash payment equal to one-twelfth of the individual’s annualized base salary in effect immediately prior to termination, multiplied by the number of months in such individual’s Payment Period. As used in the Agreement, “Payment Period” means 36 months in the case of Messrs. Larsen, Linnert, Schmidt, Grisik and Carmola and six other individuals and 24 months in the case of the other six individuals;

•	a lump sum cash payment equal to one-twelfth of the greater of the individual’s most recent annual bonus or the individual’s “target incentive amount” under our management incentive program, multiplied by a factor equal to the number of months in the individual’s Payment Period;

•	an accelerated payout of outstanding awards under our Long-Term Incentive Plans;

•	continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements during the Payment Period;

•	a cash payment equal to the sum of the number of stock options in the last annual grant of stock options by us to the individual, multiplied by the number of years in the Payment Period, multiplied by the calculated market value of our Common Stock on the date of the stock option grant, multiplied by a factor used by us in valuing fully vested stock options with a 10-year life in our most recent Annual Report on Form 10-K for options held by senior executives pursuant to the Black-Scholes method of valuing stock options, or, if such valuation was not made in the Form 10-K, then under the Black-Scholes method assuming options would be outstanding for 10 years; and

•	in addition to the benefits to which the individual is entitled under the retirement plans or programs in which he or she participates, a lump sum cash payment at retirement in an amount equal to the actuarial equivalent of the retirement pension to which the individual would have been entitled under the terms of such retirement plans or programs had the individual accumulated additional years of continuous service under such plans equal in length to the Payment Period.

      The Agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for these types of agreements.
Executive Stock Purchase Program
      In September 2001 we adopted an Executive Stock Purchase Program (the “Program”) to encourage direct, long-term ownership of our Common Stock by our senior executives. Under the Program, the executives may use the proceeds of personal full-recourse bank loans to purchase our Common Stock in open market or negotiated transactions with independent parties. Each of the loans has a maturity date of September 30, 2006, with the exception of one loan to a former officer that matures on March 31, 2005. The loans bear interest at a rate equal to the London Interbank Offered Rate for one-month U.S. Dollar deposits (“LIBOR”) plus 0.50%. We have agreed to guarantee the loans in the event of default, but have recourse to the executives if we incur a loss under the guarantee. Participants in the Program are fully liable for any losses, as well as for the repayment of the loans when they come due.
      The Program was suspended effective August 16, 2002, and no further loans may be made under the Program. None of the loans has been modified since we suspended the Program.
      Three of the eight persons serving as executive officers during 2004 and four former officers had outstanding loans under the Program during 2004. The following table sets forth information regarding these loans.

	Largest Aggregate
	Amount Outstanding
	At Any Time	Principal Balance at
Name	During 2004 ($)	February 28, 2005 ($)

Stephen R. Huggins	716,768	716,768
Terrence G. Linnert	270,208	270,208
Scott E. Kuechle	68,116	0
Four former officers	4,189,716	1,430,000

Total	5,244,808	2,416,976

CUMULATIVE TOTAL SHAREHOLDER RETURN PERFORMANCE GRAPH
      Set forth below is a line graph showing the yearly percentage change in the cumulative total shareholder return for our Common Stock with the similar returns for the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Aerospace & Defense Index. Each of the returns is calculated assuming the investment of $100 in each of the securities on December 31, 1999 and reinvestment of dividends into additional shares of the respective equity securities when paid. The graph plots the respective values on the five single days that are the last trading days of calendar years 2000 through 2004. Past performance is not necessarily indicative of future performance.

	Base
	Period
Company/Index	Dec99	Dec00	Dec01	Dec02	Dec03	Dec04

GOODRICH CORP	100	136.51	103.30	77.05	129.81	146.42

S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03

S&P 500 AEROSPACE & DEFENSE	100	125.38	103.15	97.85	120.44	139.72

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16 of the Securities Exchange Act of 1934 requires our Directors and executive officers and persons who own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. As a matter of practice, our administrative staff assists our Directors and executive officers in preparing and filing such reports. Based solely upon a review of such reports and representations from our Directors and executive officers, we believe that during 2004 all such reports were filed on a timely basis except that, due to administrative errors, Mr. Kuechle filed a late Form 4 for a restricted stock award, and each of Ms. Egnotovich, Mr. Grisik and

Mr. Schmidt were required to amend a Form 4 to correct a reporting error with respect to the deferral of a long-term incentive plan award. The appropriate filings were made by these persons promptly following discovery of the error.
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      Under Securities and Exchange Commission rules, if a shareholder wants us to include a proposal in our proxy statement for presentation at the 2006 Annual Meeting, the proposal must be received by us, attention: Office of the Secretary, at our principal executive offices by November 7, 2005. We suggest that such proposals be sent by certified mail, return receipt requested.
      Under our By-Laws, the proposal of business that is appropriate to be considered by the shareholders may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.
      For business to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2005 Annual Meeting such notice must have been received between December 27, 2004 and January 26, 2005 and for the 2006 Annual Meeting such notice must be received between December 9, 2005 and January 8, 2006. Each such notice must include:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business as well as any other shareholders believed to be supporting such proposal;

•	the number of shares of each class of Goodrich stock owned by such shareholders; and

•	any material interest of such shareholders in such proposal.
      See Appendix A for the full text of the relevant section of the By-Laws.
      This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the meeting without having to comply with the notice provisions.

By Order of the Board of Directors

Sally L. Geib
Secretary
Dated March 7, 2005
PLEASE DATE, SIGN AND MAIL YOUR PROXY

APPENDIX A
BY-LAWS
ARTICLE I, SECTION 10
      Section 10.(A)     Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.
      (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, a brief description of any arrangement or understanding between such person and any other person(s) (naming such person(s)) pursuant to which he was or is to be selected as a nominee, and the written consent of such person(s) to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business.
      (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

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      (B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
      (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.
      (2) For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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APPENDIX B
GOODRICH CORPORATION
2001 EQUITY COMPENSATION PLAN
(Effective April 17, 2001)
(As amended and restated on April      , 2005)
      1.     Purpose; Effective Date.
      The purpose of this Plan is to promote the interests of the shareholders by providing stock-based incentives to selected employees to align their interests with shareholders and to motivate them to put forth maximum efforts toward the continued growth, profitability and success of Goodrich Corporation (the “Company”). In furtherance of this objective, stock options, stock appreciation rights, performance shares, restricted shares, phantom shares, common stock of the Company (“Common Stock”), and/or other incentive awards may be granted in accordance with the provisions of this Plan.
      This Plan became effective as of April 17, 2001 (the “Effective Date”), following shareholder approval at the Company’s 2001 annual meeting of its shareholders. Any awards that were granted under this Plan prior to its approval by shareholders were specifically contingent on approval of this Plan by the shareholders of the Company at such annual meeting.
      2.     Administration.
      This Plan is to be administered by the Compensation Committee or any successor committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall consist of at least three members who shall not be eligible to participate in this Plan. The Committee shall have full power and authority to construe, interpret and administer this Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding on all parties.
      The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company the authority to make awards under this Plan with respect to not more than ten percent of the shares authorized under this Plan, pursuant to such conditions and limitations as the Committee may establish, except that only the Committee may make awards to participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      3.     Shares Available for this Plan.
      Subject to Section 17 hereof, the maximum number of shares of Common Stock that shall be available for delivery pursuant to the provisions of this Plan shall be equal to the sum of: (i) 11,000,000 shares of Common Stock; (ii) any shares of Common Stock available as of the Effective Date for future awards under the Company’s Stock Option Plan that became effective on April 19, 1999 (the “Prior Plan”); and (iii) any shares of Common Stock represented by any outstanding Prior Plan awards as of the Effective Date that are not issued or otherwise are returned to the Company, whether because awards have been forfeited, lapsed, expired, been canceled, withheld to satisfy withholding tax obligations or otherwise, on or after the Effective Date. Such shares may be either authorized but unissued shares or treasury shares.
      For purposes of calculating the number of shares of Common Stock available for delivery under this Plan, (i) the grant of a Performance Share Award (as defined in Section 9) or other unit or phantom share award shall be deemed to be equal to the maximum number of shares of Common Stock that may be issued under the award and (ii) where the value of an award is variable on the date it is granted, the value shall be deemed to be the maximum limitation of the award. Awards payable solely in cash will not reduce the number of shares of Common Stock available for awards granted under this Plan.
      If the exercise price of any stock option granted under this Plan or any Prior Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan.
      Any shares awarded under this Plan that are not issued or otherwise are returned to the Company, whether because awards have been forfeited, lapsed, expired, been canceled, withheld to satisfy withholding tax obligations or otherwise, shall again be available for other awards under this Plan.
      4.     Limitation on Awards.
      Subject to Section 17 hereof, (a) no individual employee may receive awards under this Plan with respect to more than 500,000 shares in any calendar year, (b) the maximum number of shares of Common Stock that may be issued pursuant to options designated as Incentive Stock Options (as defined in Section 7) shall be 5,000,000 shares and (c) the maximum number of shares of Common Stock that may be issued pursuant to Performance Share Awards (as defined in Section 9), Performance Unit Awards (as defined in Section 9), Restricted Stock Awards (as defined in Section 11), Restricted Stock Unit Awards (as defined in Section 11) and Other Awards (as defined in Section 12) shall be 6,500,000 shares.
      5.     Term.
      No awards may be granted under this Plan after April 16, 2011.
      6.     Eligibility.
      Awards under this Plan may be made to any salaried, full-time employee of the Company or any subsidiary corporation of which more than 50% of the voting stock is owned by the Company. Directors who are not full-time employees are not eligible to participate.
      7.     Stock Options.
      The Committee may, in its discretion, from time to time grant to eligible employees options to purchase Common Stock, at a price not less than 100% of the fair market value of the Common Stock on the date of grant (the “option price”), subject to the conditions set forth in this Plan. The Committee may not reduce the option price of any stock option grant after it is made, except in connection with a Corporate Reorganization (as defined in Section 17), nor may the Committee agree to exchange a new lower priced option for an outstanding higher priced option.
      The Committee, at the time of granting to any employee an option to purchase shares or any related stock appreciation right or limited stock appreciation right under this Plan, shall fix the terms and conditions upon which such option or appreciation right may be exercised, and may designate options as incentive stock options (“Incentive Stock Options”) pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or any other statutory stock option that may be permitted under the Internal Revenue Code from time to time, provided, however that (i) the date on which such options and related appreciation rights shall expire, if not exercised, may not be later than ten years after the date of grant of the option, (ii) the terms and conditions of Incentive Stock Options must be in accordance with the qualification requirements of the Internal Revenue Code and (iii) the provisions of any other statutory stock option permitted under the Internal Revenue Code must be consistent with applicable Internal Revenue Code requirements.

      Within the foregoing limitations, the Committee shall have the authority in its discretion to specify all other terms and conditions relating to stock options, including but not limited to provisions for the exercise of options in installments, the time limits during which options may be exercised, and in lieu of payment in cash, the exercise in whole or in part of options by tendering Common Stock owned by the employee, valued at the fair market value on the date of exercise or other acceptable forms of consideration equal in value to the option price. The Committee may, in its discretion, issue rules or conditions with respect to utilization of Common Stock for all or part of the option price, including limitations on the pyramiding of shares.
      8.     Stock Appreciation Rights.
      The Committee may, in its discretion, grant stock appreciation rights and limited stock appreciation rights (as hereinafter described) in connection with any stock option, either at the time of grant of such stock option or any time thereafter during the term of such stock option. Except for the terms of this Plan with respect to limited stock appreciation rights, each stock appreciation right shall be subject to the same terms and conditions as the related stock option and shall be exercisable at such times and to such extent as the Committee shall determine, but only so long as the related option is exercisable. The number of stock appreciation rights or limited stock appreciation rights shall be reduced not only by the number of appreciation rights exercised but also by the number of shares purchased upon the exercise of a related option. A related stock option shall cease to be exercisable to the extent the stock appreciation rights or limited stock appreciation rights are exercised.
      Upon surrender to the Company of the unexercised related stock option, or any portion thereof, a stock appreciation right shall entitle the optionee to receive from the Company in exchange therefor a payment in stock determined by dividing (1) the product of (A) the total number of stock appreciation rights being exercised times (B) the amount by which the fair market value of a share of Common Stock on the exercise date exceeds the option price of the related option, by (2) the fair market value of a share of Common Stock on the exercise date. No fractional shares shall be issued.
      The grant of limited stock appreciation rights will permit a grantee to exercise such limited stock appreciation rights for cash during a sixty-day period commencing on the date on which any of the events described in the definition of Change in Control (as defined in Section 25) occurs. Upon surrender to the Company of the unexercised related stock option, a limited stock appreciation right shall entitle the optionee to receive cash with a fair market value equal to the excess, if any, of the fair market value of a share of Common Stock on the date of exercise of the limited stock appreciation right, over the option price of the stock option to which the limited stock appreciation right relates.
      9.     Performance Share and Performance Unit Awards.
      The Committee may make awards (“Performance Share Awards”) in Common Stock or phantom shares subject to conditions established by the Committee which may include attainment of specific Performance Objectives (as defined below). Performance Share Awards may include the awarding of additional shares upon attainment of the specified Performance Objectives. The Committee may also make awards of performance units (“Performance Unit Awards”) which are paid out in cash and are subject to conditions established by the Committee, including attainment of specific Performance Objectives.
      10.     Performance Objectives.
      Performance objectives that may be used under the Plan (“Performance Objectives”) shall be based upon one or more or the following criteria: operating income; net income; earnings (including earnings before interest, taxes, depreciation and/or amortization); earnings per share; sales; costs; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; cost reduction goals; operating cash flow; free cash flow (operating cash flow less capital expenditures); working capital; improvements in capital structure; debt reduction; credit ratings; return on assets; return on equity; return on invested capital; stock price; total shareholder return; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; strategic plan development and implementation; succession plan development and implementation; customer satisfaction indicators; employee metrics; or other objective individual or team goals.
      The Performance Objectives may relate to the Company, on an absolute basis and/or relative to one or more peer group companies or indices, or to a particular Participant, subsidiary, division or operating unit, or any combination of the foregoing, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Committee may adjust, modify or amend the above criteria, either in establishing any Performance Objective or in determining the extent to which any Performance Objective has been achieved. Without limiting the generality of the foregoing, the Committee shall have the authority, at the time it establishes the Performance Objectives, to make equitable adjustments in the criteria in recognition of unusual or non-recurring events, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the performance of the Company or any subsidiary, division or operating unit, as applicable, and to otherwise satisfy the objectives of the Plan.
      11.     Restricted Stock and Restricted Stock Units.
      The Committee may make awards in Common Stock (“Restricted Stock“) or awards of restricted stock units (“Restricted Stock Units”) subject to conditions, if any, established by the Committee which may include continued service with the Company or its subsidiaries. Any Restricted Stock Award or Restricted Stock Unit Award which is conditioned upon continued employment shall be conditioned upon continued employment for a minimum period of three years following the award, except in the case of death, disability or retirement and except as otherwise provided pursuant to Section 26.
      12.     Other Awards.
      The Committee may make awards authorized under this Plan in units or phantom shares, the value of which is based, in whole or in part, on the value of Common Stock, in lieu of making such awards in Common Stock (“Other Awards”). The Committee may provide for Other Awards to be paid in cash, in Common Stock, or in a combination of both cash and Common Stock, under such terms and conditions as in its discretion it deems appropriate.
      13.     Deferred Awards.
      The Committee may permit recipients of awards to elect to defer receipt of such awards, either in cash or in Common Stock, under such terms and conditions that the Committee may prescribe, provided that any such deferral shall be made in compliance with a plan designed to comply with the requirements of Section 409A of the Code. The Committee may authorize the Company to establish various trusts or make other arrangements with respect to any deferred awards.
      14.     Fair Market Value.
      For all purposes of this Plan the fair market value of a share of Common Stock shall be the mean of the high and low prices of Common Stock on the relevant date (as of 4:00 P.M. Eastern Standard Time) as reported on the New York Stock Exchange — Composite Transactions

listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which such a sale was made.
      15.     Termination of Employment.
      The Committee may make such provisions as it, in its sole discretion, may deem appropriate with respect to the effect, if any, the termination of employment will have on any grants or awards under this Plan.
      16.     Assignability.
      Options and any related appreciation rights and other awards granted under this Plan shall not be transferable by the grantee other than by will or the laws of descent and distribution or by such other means as the Committee may approve from time to time.
      17.     Corporate Reorganization.
      In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code) or any partial or complete liquidation of the Company, (a “Corporate Reorganization), the Committee or the Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under this Plan, and the maximum limitation on the number of awards that may be granted to any participant, in the number, kind and option price of shares subject to outstanding stock options and stock appreciation rights, in the number and kind of shares subject to other outstanding awards granted under this Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award shall always be a whole number.
      18.     Committee’s Determination.
      The Committee’s determinations under this Plan including without limitation, determinations of the employees to receive awards or grants, the form, amount and timing of such awards or grants, the terms and provisions of such awards or grants and the agreements evidencing same, and the establishment of Performance Objectives need not be uniform and may be made by the Committee selectively among employees who receive, or are eligible to receive awards or grants under this Plan whether or not such employees are similarly situated. The Committee may, with the consent of the participant, modify any determination it previously made.
      19.     Leave of Absence or Other Change in Employment Status.
      The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under this Plan in respect of any leave of absence taken by an employee or any other change in employment status, such as a change from full time employment to a consulting relationship, of an employee relative to any grant or award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence or other change in employment status shall constitute a termination of employment within the meaning of this Plan and (ii) the impact, if any, of any such leave of absence or other change in employment status on awards under this Plan theretofore made to any employee who takes such leave of absence or otherwise changes his or her employment status.

      20.     Withholding Taxes.
      The Committee or its designee shall have the right to determine the amount of any Federal, state or local required withholding tax, and may require that any such required withholding tax be satisfied by withholding shares of Common Stock or other amounts which would otherwise be payable under this Plan.
      21.     Retention of Shares.
      If shares of Common Stock are awarded subject to attainment of Performance Objectives, continued service with the Company or other conditions, the shares may be registered in the employees’ names when initially awarded, but possession of certificates for the shares shall be retained by the Secretary of the Company for the benefit of the employees, or shares may be registered in book entry form only, in both cases subject to the terms of this Plan and the conditions of the particular awards.
      22.     Dividends and Voting.
      The Committee may permit each participant to receive or accrue dividends and other distributions made with respect to such awards under such terms and conditions as in its discretion it deems appropriate. With respect to shares actually issued, the Committee under such terms and conditions as in its discretion it deems appropriate, may permit the participant to vote or execute proxies with respect to such registered shares.
      23.     Forfeiture of Awards.
      Any awards or parts thereof made under this Plan which are subject to Performance Objectives or other conditions which are not satisfied, shall be forfeited, and any shares of Common Stock issued shall revert to the Treasury of the Company.
      24.     Continued Employment.
      Nothing in this Plan or in any agreement entered into pursuant to this Plan shall confer upon any employee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such employee.
      25.     Change in Control.
      For purposes of this Plan, a “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

      26.     Effect of Change in Control.
      In the event of a Change in Control, options and any related appreciation rights that are not then exercisable shall become immediately exercisable, and, notwithstanding any other provisions of this Plan or any award agreement, shall remain exercisable for no less than the shorter of (i) two years or (ii) the remainder of the full term of the option or appreciation right. The Committee may make such provision with respect to other awards under this Plan as it deems appropriate in its discretion.
      27.     Compliance with Laws and Regulations.
      Notwithstanding any other provisions of this Plan, the issuance or delivery of any shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority, whether foreign or domestic, or any national securities exchange.
      28.     Amendment.
      The Board of Directors of the Company may alter or amend this Plan, in whole or in part, from time to time, or terminate this Plan at any time; provided, however, that no such action shall adversely affect any rights or obligations with respect to awards previously made under this Plan unless the action is taken in order to comply with applicable law, stock exchange rules or accounting rules; and, provided, further, that no amendment which has the effect of increasing the number of shares subject to this Plan (other than in connection with a Corporate Reorganization), materially increasing the benefits accruing to participants under the Plan or materially modifying the requirements for participation in the Plan shall be made without the approval of the Company’s shareholders.

APPENDIX C
GOODRICH CORPORATION
SENIOR EXECUTIVE MANAGEMENT INCENTIVE PLAN
(As amended and restated on April      , 2005)
Purpose
      The Goodrich Corporation Senior Executive Management Incentive Plan (the “Plan”) has been established to provide opportunities to certain senior executives to receive incentive compensation as a reward for high levels of personal performance above the ordinary performance standards compensated by base salary, and for their contributions to strong performance of the Company. The Plan is designed to provide competitive awards when relevant performance objectives are achieved and reduced or no awards when such objectives are not achieved.
Eligibility
      Participation in the Plan will be limited to those senior executives whose compensation may become subject to the non-deductibility provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any similar successor provision (the “Code”). Participants will be selected prior to or within 90 days of the beginning of each Plan Year by the Compensation Committee of the Company’s Board of Directors or a subcommittee of the Compensation Committee consisting only of those members of that Committee who are “outside” Directors as defined in regulations under the Code if any members of the Compensation Committee are not “outside” Directors as so defined (the “Committee”).
Incentive Categories
      Each year the Committee will assign each Participant to an incentive category based on organizational level and potential impact on important Company or business unit results. The incentive categories define the target level of incentive opportunity, stated as a percentage of salary as determined by the Committee, that will be available to the Participant if the Company’s target performance levels are met for the Plan Year (the “Target Incentive Amount”).
Maximum and Threshold Awards
      Each Participant will be assigned maximum and threshold award levels. Maximum award levels represent the maximum amount of incentive award that may be paid to a Participant for a Plan Year. Threshold award level represents the level above which an incentive award will be paid to a Participant. Performance at or below threshold level will earn no incentive payments. Each Participant’s maximum award level will be 200% of his or her Target Incentive Amount. Under no circumstances will any Participant be paid an award exceeding $3,500,000.
Performance Measures
      Performance measures that may be used under the Plan shall be based upon one or more or the following criteria: operating income; net income; earnings (including earnings before interest, taxes, depreciation and/or amortization); earnings per share; sales; costs; profitability of an identifiable business unit or product; maintenance or improvement of profit margins; cost reduction goals; operating cash flow; free cash flow (operating cash flow less capital expenditures); working capital; improvements in capital structure; debt reduction; credit ratings; return on assets; return on equity; return on invested capital; stock price; total shareholder return; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; strategic plan development and implementation; succession plan development and implementation; customer satisfaction indicators; employee metrics; or other objective individual or team goals.

      The performance measures may relate to the Company, on an absolute basis and/or relative to one or more peer group companies or indices, or to a particular Participant, subsidiary, division or operating unit, or any combination of the foregoing, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Committee may adjust, modify or amend the above criteria, either in establishing any performance measure or in determining the extent to which any performance measure has been achieved. Without limiting the generality of the foregoing, the Committee shall have the authority to make equitable adjustments in the criteria in recognition of unusual or non-recurring events, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a business or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the performance of the Company or any subsidiary, division or operating unit, as applicable, and to otherwise satisfy the objectives of the Plan.
Partial Plan Year Participation
      Subject to the Change in Control provisions described below, incentive awards to Participants who terminate during the Plan Year for reasons of death or disability or at a time when eligible for normal or early retirement will be calculated as specified above and will be paid pro rata based on a fraction, the numerator of which is the number of full and partial months of the Plan Year during which the Participant was employed by the Company, and the denominator of which is the total number of months in the Plan Year. Subject to the Change in Control provisions described below, Participants who terminate during a Plan Year for reasons other than death, disability, or normal or early retirement will receive no incentive award payments for such Plan Year.
Performance Goals
      The Committee will designate, prior to or within 90 days of the beginning of each Plan Year:

•	The incentive category and percentage of salary midpoint for each Participant to determine his or her Target Incentive Amount:

•	The performance measures and calculation methods to be used for the Plan Year for each Participant;

•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target Incentive Amounts; and

•	The relative weightings of the performance measures for the Plan Year.
Performance Certification
      As soon as practicable following the end of each Plan Year, the Committee will certify the performance with respect to each performance measure used in that Plan Year.

Award Calculation and Payment
      Individual incentive awards will be calculated and paid as soon as practicable following the Committee’s certification of performance for each Plan Year. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula (the “Formula”).

Participant’s	x	Participant’s Incentive	x	Percentage of Target
salary		Category percentage		Award to be paid for achievement against Performance Measure
	x	Relative weighting of	=	Amount of Incentive
		Performance Measure		award based on Performance Measure
      The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Plan Year.
Payment upon Change In Control
      Anything to the contrary notwithstanding, within five days following the occurrence of a Change in Control, the Company shall pay to each participant an interim lump-sum cash payment (the “Interim Payment”) with respect to his or her participation in the Plan. The amount of the Interim Payment shall equal the product of (x) the number of months, including fractional months, that have elapsed until the occurrence of the Change in Control in the calendar year in which the Change of Control occurs and (y) one-twelfth of the greater of (i) the amount most recently paid to each participant for a full calendar year under the Plan or the Company’s Management Incentive Program, or (ii) the Target Incentive Amount for each participant in effect prior to the Change in Control for the calendar year in which the Change in Control occurs, under the Plan. The Interim Payment shall not reduce the obligation of the Company to make a final payment under the terms of the Plan, but any Interim Payment made shall be offset against any later payment required under the terms of the Plan for the calendar year in which a Change in Control occurs. Notwithstanding the foregoing, in no event shall any participant be required to refund to the Company, or have offset against any other payment due any participant from or on behalf of the Company, all or any portion of the Interim Payment.
      For purposes of the Plan, a Change in Control shall mean

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting

Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii) During any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) Consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) Consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

Plan Year
      The Plan Year shall be the fiscal year of the Company.
Plan Administration
      The Plan will be administered by the Committee. The Committee is empowered to set preestablished performance targets, measure the results and determine the amounts payable according to the Formula. While the Committee may not increase the amounts payable under the Formula, it retains discretionary authority to reduce the amount of compensation that would otherwise be payable to the Participants if the goals are attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Board of Directors or the Committee may amend, alter or terminate the Plan at any time.

March 7, 2005

To our Shareholders:

The Annual Meeting of Shareholders will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on Tuesday, April 19, 2005, at 10:00 A.M.

If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2004 annual report electronically at our website, www.goodrich.com.

The proxy statement contains information regarding the meeting, the nominees for election to the Board of Directors, the proposal to ratify the appointment of Ernst & Young LLP as independent auditors, the proposal to approve an amendment and restatement of the 2001 Stock Option Plan and the proposal to approve an amendment and restatement of the Senior Executive Management Incentive Plan. The voting results from the Annual Meeting of Shareholders will be posted on our website, www.goodrich.com on April 20.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

Sincerely,

/s/ Marshall O. Larsen

Marshall O. Larsen
Chairman, President and
Chief Executive Officer

GOODRICH CORPORATION
P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby authorizes Marshall O. Larsen and Sally L. Geib, or either of them, with full power of substitution, to represent the undersigned and to vote all Common Stock of GOODRICH CORPORATION which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 19, 2005, and at any adjournment thereof, as indicated and in their discretion upon other matters as may properly come before the meeting.

     You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

     This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Company’s Dividend Reinvestment Plan, and will be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan and certain other plans as listed on page 1 of the proxy statement.

     Please sign on the reverse side of this card and return it promptly in the enclosed return envelope to The Bank of New York, Proxy Department, New York, NY 10203.

If you agree to access our Annual Report and Proxy Statement electronically in the future, please mark this box. ☐	GOODRICH CORPORATION P.O. BOX 11054 NEW YORK, N.Y. 10203-0054

(Continued, and to be signed and dated, on reverse side.)

Two New Ways to Vote Your Proxy VOTE BY TELEPHONE OR INTERNET 24 Hours a Day – 7 Days a Week It’s Fast and Convenient

INTERNET			TELEPHONE			MAIL
https://www.proxyvotenow.com/grc			1-888-216-1364
•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy
1-888-216-1364 CALL TOLL-FREE TO VOTE
☐
GOODRICH’S PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ON GOODRICH’S WEBSITE: http://www.goodrich.com
•    DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE TELEPHONE OR INTERNET    •

Sign, Date and Return this Voting Instruction Card Promptly Using the Enclosed Envelope	☒ Votes MUST be indicated (x) in Black or Blue ink

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 and 4.

     1.     ELECTION OF DIRECTORS

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐	To include any comments, please mark this box.	☐
						To change your address, please mark this box.	☐
01 – Diane C. Creel, 02 – George A. Davidson, Jr., 03 – Harris E. DeLoach, Jr.,
04 – James W. Griffith, 05 – William R. Holland, 06 – Marshall O. Larsen,
07 – Douglas E. Olesen, 08 – Alfred M. Rankin, Jr., 09 – James R. Wilson and 10 – A. Thomas Young.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions”
box and write that nominee’s name on the space provided below.						THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.
*EXCEPTIONS

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the year 2005.	☐	☐	☐

3.	Approve an amendment and restatement of the 2001 Stock Option Plan.	☐	☐	☐

4.	Approve an amendment and restatement of the Senior Executive Management Incentive Plan.	☐	☐	☐

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here